Exhibit 99.3

SSP SOLUTIONS, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

SSP Solutions, Inc.

We have audited the accompanying consolidated financial statements of SSP Solutions, Inc. and subsidiaries as of December 31, 2003 and 2002 and for each of the years in the two year period ended December 31, 2003, as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of SSP Solutions, Inc. and subsidiaries as of December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the years in the two year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ HASKELL & WHITE LLP
Irvine, California
March 19, 2004, except for
the last two paragraphs
of Note 20 as to which
the date is March 22, 2004

SSP SOLUTIONS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share data)

	December 31,
	2002	2003
Assets (note 9)
Current assets:
Cash and cash equivalents	$553	$6,068
Investment in trading securities	76	—
Accounts receivable (net of allowance for doubtful accounts of $187 and $176 as of December 31, 2002 and 2003, respectively)	1,584	1,692
Inventories	238	312
Prepaid expenses	315	432
Other current assets	173	98

Total current assets	2,939	8,602
Property and equipment, net	90	83
Other assets	600	202
Equity investment in affiliate	452	—
Goodwill	25,930	25,930

	$30,011	$34,817

Liabilities and Shareholders’ Equity
Current liabilities:
Current installments of long-term debt (note 9)	$2,826	$454
Accounts payable	4,413	1,057
Accrued liabilities	1,300	1,528
Deferred revenue	349	92

Total current liabilities	8,888	3,131

Long-term debt, less current installments (note 9)	—	915

Total liabilities	8,888	4,046
Preferred stock - Series A, liquidation preference of $21,522, and none as of December 31, 2003 and 2002, respectively, $.01 par value; Authorized 5,000,000 shares; 2,150 shares issued and outstanding in 2003 (note 15)	—	—

Commitments and contingencies (notes 3, 8, 9, 13, 17 and 19)
Subsequent events (2003) (note 20)

Shareholders’ equity (note 15 and 16):
Common stock, $.01 par value; Authorized 100,000,000 shares; issued or issuable 24,821,235 and 30,228,344 shares at December 31, 2002 and 2003, respectively	248	302
Additional paid-in capital	129,298	148,104
Deferred compensation	(324)	(86)
Accumulated deficit	(108,099)	(117,549)

Total shareholders’ equity	21,123	30,771

	$30,011	$34,817

See accompanying notes to consolidated financial statements

SSP SOLUTIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Years Ended December 31,
	2002	2003
Revenues:
Product	$6,978	$6,188
Service	2,591	4,771
License	1,836	2,386

Total revenues	11,405	13,345

Cost of Sales:
Product	2,706	2,276
Service	639	1,833
License	181	458

Total cost of sales	3,526	4,567

Gross margin	7,879	8,778

Operating Expenses:
Selling, general and administrative	6,818	6,959
Research and development	4,894	4,194
Research and development - Wave Systems Corp	1,041	—

Total operating expenses	12,753	11,153

Operating loss	(4,874)	(2,375)

Non-operating Expenses:
Realized loss (gain) on trading securities	130	(102)
Interest expense, net	672	717
Non-cash interest and financing expense	1,287	3,535
Loss on conversion of debt	—	2,306
Loss from equity investee	248	410
Impairment of equity investee	—	142
Other expense (income), net	33	(42)

Total non-operating expenses	2,370	6,966

Operating loss before income taxes	(7,244)	(9,341)
Provision for income taxes	2	3

Loss from continuing operations	(7,246)	(9,344)

Loss from discontinued operations (note 1)	(1,310)	(106)

Net loss	$(8,556)	$(9,450)

Earnings available to common stockholders:
Net loss	$(8,556)	$(9,450)
Less: Preferred dividends	—	(139)

Earnings attributable to common stockholders	$(8,556)	$(9,589)
Loss per share from continuing operations, basic and diluted	$(.34)	$(.36)

Loss per share from discontinued operations, basic and diluted	$(.06)	$—

Net loss per share of common stock, basic and diluted	$(.40)	$(.36)

Shares used in per share computations, basic and diluted	21,647,707	26,317,114

See accompanying notes to consolidated financial statements

SSP SOLUTIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity

(in thousands)

	Common Stock		Additional Paid In Capital	Note Receivable From Shareholder	Deferred Compensation	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance, December 31, 2001	20,631	$206	$118,608	$(500)	$(1,193)	$(99,543)	$17,578
Note Receivable from shareholder	—	—	—	500	—	—	500
Warrants issued in conjunction with Convertible Notes	—	—	2,798	—	—	—	2,798
Beneficial conversion feature related to convertible debt	—	—	3,152	—	—	—	3,152
Deferred compensation related to issuance of stock options	—	—	(29)	—	376	—	347
Reversal of deferred compensation related to terminated employees	—	—	(574)	—	483	—	(91)
Amortization of deferred stock compensation	—	—	—	—	10	—	10
Common stock issued for services	26	—	34	—	—	—	34
Common stock issued under Employee Stock Purchase Plan	24	—	17	—	—	—	17
Stock options exercised	39	—	63	—	—	—	63
Common stock issued in restructuring of lease obligations	959	10	946	—	—	—	956
Common stock issued in settlement of development contract	1,800	18	2,406	—	—	—	2,424
Warrants issued to underwriter	—	—	182	—	—	—	182
Common stock issued in conversion of notes payable	1,079	11	1,392	—	—	—	1,403
Payment of interest in common stock	263	3	303	—	—	—	306
Net loss	—	—	—	—	—	(8,556)	(8,556)

Balance, December 31, 2002	24,821	248	129,298	—	(324)	(108,099)	21,123

Bridge warrants related to September 2003 Bridge loan	—	—	294	—	—	—	294
Repricing of warrants related to September 2003 Bridge loan	—	—	924	—	—	—	924
Reversal of debt discount related to the exercise of September 2003 Bridge Warrants	—	—	56	—	—	—	56
Warrants issued in conjunction with Series A	—	—	7,229	—	—	—	7,229
Beneficial conversion feature related to Series A	—	—	7,019	—	—	—	7,019
Deferred compensation related to issuance of stock options	—	—	50	—	143	—	193
Reversal of deferred compensation related to terminated employees	—	—	(95)	—	95	—	—
Shares issued related to the Forbearance Agreement	200	2	188	—	—	—	190
Common stock issued under Employee Stock Purchase Plan	54	—	34	—	—	—	34
Stock options exercised	6	—	4	—	—	—	4
Warrants exercised	1,500	18	732	—	—	—	750
Common stock issued for rent and in settlement with Research Venture	507	5	445	—	—	—	450

See accompanying notes to consolidated financial statements

SSP SOLUTIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity (continued)

(in thousands)

	Common Stock		Additional Paid In Capital	Note Receivable From Shareholder	Deferred Compensation	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Common stock issued in conversion of notes payable	2,426	22	1,492	—	—	—	1,514
Payment of interest in common stock	714	7	573	—	—	—	580
Dividends declared – Series A	—	—	(139)	—	—	—	(139)
Net loss	—	—	—	—	—	(9,450)	(9,450)

Balance, December 31, 2003	30,228	$302	$148,104	$—	$(86)	$(117,549)	$30,771

See accompanying notes to consolidated financial statements

SSP SOLUTIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2002	2003
Cash flows from operating activities:
Net loss	$(8,556)	$(9,450)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	290	65
Amortization of non-cash debt issuance costs	147	294
Non-cash interest and warrant costs	1,141	1,976
Loss on conversion of debt	—	2,306
Gain on vendor settlements	(270)	(27)
Revision of estimated liability	(463)	—
Settlement of Wave Systems Corp. contract	1,041	—
Settlement of Spectrum	(694)	(373)
Discount on notes to related party	153	—
Loss from equity investee and impairment	248	452
Deferred compensation	266	190
Realized loss (gain) on trading securities	130	(100)
Common stock issued for rent expense	34	450
Common stock issued for interest expense	—	1,506
Common stock issued for penalties and costs	—	190
Loss from discontinued operations	1,310	—
Changes in assets and liabilities net of effects of the acquisition:
Accounts receivable	(393)	(108)
Inventories	181	(74)
Prepaid expenses	285	(116)
Other current assets	214	75
Other assets	(557)	(94)
Accounts payable	1,743	(3,329)
Accrued liabilities	311	462
Deferred revenue	101	(257)

Net cash used in continuing operating activities	(3,338)	(5,962)

Net cash used in discontinued operations	(3,669)	—
Net cash used in operating activities	(7,007)	(5,962)

Cash flows from investing activities:
Purchases of property and equipment	(24)	(58)
Proceeds from the sale of trading securities	1,154	174
Investment in equity investee	(700)	—

Net cash provided by investing activities	430	116

Cash flows from financing activities:
Proceeds from issuance of stock under employee purchase and option plans	81	39
Proceeds from issuance of preferred stock	—	8,873
Proceeds from issuance of convertible debt	4,750	3,330
Net borrowings on revolving note payable	2,328	8,299
Net repayments on revolving note payable	(3,666)	(8,200)
Proceeds from issuance of note payable to related party	—	40
Proceeds from issuance of non-convertible debt	653	—
Repayment of note payable to related party	(392)	(40)
Proceeds from note receivable from related party	347	—
Repayment on long-term debt	(228)	(980)

Net cash provided by financing activities	3,873	11,361

Net (decrease) increase in cash	(2,704)	5,515
Cash and cash equivalents at beginning of year	3,257	553

Cash and cash equivalents at end of year	$553	6,068

See accompanying notes to consolidated financial statements

SSP SOLUTIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

(in thousands)

	Years Ended December 31,
	2002	2003
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$200	$253

Income taxes	$2	$3

Supplemental disclosure of non-cash investing and financing activities:

Exchange of notes payable for preferred stock	$—	$5,390
Exchange of notes payable for common stock	1,403	1,500
Value of warrants issued	2,798	350
Payment of interest in common stock	306	581
Dividends declared on Series A Preferred Stock	—	139
Issuance of common stock	2,424	—
Beneficial conversion feature	3,152	7,019
Warrants issued	182	7,229
Payment of lease restructuring obligation in common stock	956	450
Repricing of existing warrants	—	925

See accompanying notes to consolidated financial statements

SSP SOLUTIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

(1) General Information

General

SSP Solutions, Inc. (formally Litronic Inc.) (“SSP” or the “Company”) provides data security solutions for network communication systems. Through the Company’s government systems division, the Company has provided innovative data security solutions for government communications systems for more than thirty years. The Company provides software, a secure operating system and hardware products for 1) the authorization, authentication, and administration of an organization’s security protocols, and 2) card reader products and tokens that can be used by an organization and its members to protect digital data, thereby securing the transmission of that digital data via encryption or decryption of that data on a real-time basis. In addition to selling hardware and software products, the Company provides support and maintenance services for specific government communications programs. The Company’s government products are designed and developed in the United States.

Through a wholly-owned subsidiary, Pulsar Data Systems, Inc. (“Pulsar”), the Company engaged in the sale of computer hardware, software, peripheral equipment, and support services to governmental agencies and commercial enterprises throughout the United States. Subsequent to December 31, 2002, the Company terminated all remaining employees of Pulsar and as of March 28, 2003, decided to discontinue Pulsar’s operations.

BIZ Interactive Zone, Inc. (“BIZ”), a wholly-owned subsidiary of the Company, was acquired in August 2001.

Details of the Discontinued Operations

Through December 31, 2002, the Company had operated in two business segments: the information security segment and network solutions segment. During the quarter ended March 31, 2003 the Company discontinued its network solutions segment, which was conducted through Pulsar, as the Company determined that this segment would not return to an operating profit in a reasonable time period. The total approximate cost to exit the segment was $106. The network solutions segment assets did not require an impairment write down as there was no remaining book value of assets in existence at the date the decision to exit the business was made. As a result, there is no gain or loss on the disposal of the Company’s network solutions segment. In addition, as a result of the disposal of the network solutions segment, the Company now operates in only one reporting segment.

Having made the decision to discontinue the network solutions segment, the Company removed the elements of revenues, cost of sales and expenses from its previously reported consolidated financial statements and accompanying notes to consolidated financial statements, and retroactively reclassified the net effect of these items as loss from discontinued operations in the consolidated statements of operations for each of the years in the two-year period ended December 31, 2003.

BIZ Acquisition

In August 2001, the Company acquired BIZ, a Delaware Corporation, as a wholly-owned subsidiary. BIZ had developed, designed, and was in the process of marketing security solutions for the financial, government, healthcare, education, and entertainment industries (see note 4). The combined Company continues to focus on a complete range of solutions for physical access, electronic commerce, and communications, from the core to the edge. Concurrent with the BIZ acquisition, the Company changed its name from Litronic Inc., to SSP Solutions, Inc. The Company combined the business of SSP and BIZ into a single operating unit under the name SSP Solutions, Inc.

In connection with the BIZ acquisition, the Company issued an aggregate of 10,875,128 shares of SSP common stock in exchange for all of the outstanding shares of BIZ common stock and preferred stock. In addition, the Company reserved for issuance an aggregate of approximately 860,000 shares of its common stock for issuance upon exercise of BIZ options and warrants assumed by the Company (see note 4).

(2) Summary of Significant Accounting Policies

Basis of Financial Statement Presentation and Principles of Consolidation

The consolidated financial statements and related notes presented herein have been retroactively adjusted to reflect discontinued operations. The capital structure presented in these consolidated financial statements is that of SSP. The consolidated financial statements include the accounts of SSP and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Loss Per Share

Basic earnings (loss) per share includes no dilution and is computed by dividing earnings (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. Such shares are not included when there is a loss as the effect would be anti-dilutive. The same methodology is used to compute loss per share from discontinued and continuing operations.

Revenue Recognition

Revenue from some data security hardware products contains embedded software. However, the embedded software is incidental to the hardware product sale. Data security license revenue is recognized upon delivery if an executed license exists, a delivery as defined under the license has occurred, the price is fixed and determinable, and collection is probable. Software delivered under a license requires a separate annual maintenance contract that governs the conditions of post-contract customer support. Post-contract customer support services can be purchased under a separate contract on the same terms and at the same pricing, whether purchased at the time of sale or at a later date. Revenue from these separate maintenance support contracts is recognized ratably over the maintenance period.

Revenue from cost-plus-award-fee support and development contracts is recognized on the basis of hours incurred plus other reimbursable contract costs incurred during the period. For a cost-plus-award-fee support contract, the Company exercised the contract clause to bill and collect one-half of the award fee ratably over the term of the contract. Revenue is recognized concurrently with the billings based on the performance of the contract requirements and reasonable assurance of collection. Based upon historical results, the Company has received final awards in excess of one-half of the full award fees. A post-contract period performance review conducted by the customer determines the remaining amount of the award fee to be received, which amount is then recognized as earned revenue together with interest paid on the unpaid balance. Award fees under development contracts are recognized when confirmed by the customer.

Revenue from network deployment products was recognized upon transfer of title, generally upon verification of delivery to the customer, which represented evidence delivery had occurred, under a sales order represented by a government purchase order that contained a fixed purchase price. When the Company fulfilled the elements of the government purchase order, collection of the revenue recorded was reasonably assured. As of March 28, 2003, the Company decided to discontinue Pulsar’s operations.

The Company’s revenue recognition policies are in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin No. 101, as amended by Staff Accounting Bulletin No. 104.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Inventories

Inventories are stated at the lower of first-in, first-out cost or market using net realizable value.

Equity Investment in Affiliate

The Company’s investment in an affiliate is accounted for on the equity method as management does not control the affiliate (see note 8).

Property and Equipment

Property and equipment are stated at cost. Furniture and equipment are depreciated by the straight-line method over the useful lives of the assets, generally 2-3 years. Leasehold improvements are amortized by straight-line method over the term of the related lease or the estimated useful lives of the assets, whichever is shorter. Property and equipment sold or retired is eliminated from the accounts in the year of disposition and the resulting gain or loss is reflected in the consolidated statement of operations.

Goodwill and Other Intangibles Assets

The Company amortizes definite lived intangible assets relating to businesses acquired using the straight-line method over the estimated useful lives of intangible assets.

The Company has adopted the Financial Accounting Standards Board’s (FASB’s) Statements of Financial Accounting Standards (Statements) No. 141 and No. 142, “Business Combinations” and “Goodwill and Other Intangible Assets” for the BIZ acquisition that was completed on August 24, 2001. In accordance with Statement No. 142, goodwill is not amortized for business acquisitions that were completed after June 30, 2001 but rather will be evaluated at least annually for impairment. Other identifiable intangible assets acquired from business acquisitions that were completed after June 30, 2001, are amortized on a straight-line basis over their estimated useful lives of between one and three years. Accordingly, the Company has not recorded amortization of goodwill related to the BIZ acquisition.

On January 1, 2002, the Company adopted Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Statement No. 144 supersedes Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and provides a single accounting model for long-lived assets to be disposed of. Although retaining many of the fundamental recognition and measurement provisions of Statement No. 121, the new rules significantly change the criteria that would have to be met to classify an asset as held for sale. Statement No. 144 also supersedes the provisions of Accounting Principles Board (APB) Opinion 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” with regard to reporting the effects of a disposal of a segment of a business and requires expected future operating losses from discontinued operations to be displayed in discontinued operations in the period(s) in which the losses are incurred (rather than as of the measurement date as presently required by APB Opinion 30. In addition, more dispositions will qualify for discontinued operations treatment in the income statement. During the quarter ended March 31, 2003, the Company ceased operating its network solution segment (note 1). The Company has reclassified the related results of operations to reflect the disposal of the network solutions segment as a discontinued operation as of December 31, 2002 and 2003 and in each of the years in the two-year period ended December 31, 2003.

Amortization of goodwill and other intangibles was $92 and $0, respectively, for the years ended December 31, 2002 and 2003. Amortization specifically related to Pulsar has been reported as part of discontinued operations.

Stock-Based Compensation for Employees and Non-Employees

The Company accounts for its employee stock option plans using the intrinsic value method. When stock options are granted to employees with exercise prices less than the fair value of the underlying common stock at the date of grant, the difference is recognized as deferred compensation expense, which is amortized over the vesting period of the options.

The Company accounts for stock options issued to non-employees using the fair value method. The associated cost is recorded in the same manner as if cash were paid.

At December 31, 2003, the Company has three stock-based employee compensation plans, which are described more fully in note 16. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. The following table illustrates the effect on net loss and earnings per share if the Company had applied the fair value recognition provisions of Statement No. 123, “Accounting for Stock Based Compensation,”:

	Year Ended December 31,
	2002	2003
Net loss attributable to common shareholders, as reported	$(8,556)	$(9,589)
Add: Stock compensation cost reported in accordance with APB No. 25	266	231
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effect	(1,363)	(1,569)

Pro forma net loss	$(9,653)	$(10,927)

Earnings per share
Net loss per share as reported - basic and diluted	$(.40)	$(.36)

Pro forma net loss per share - basic and diluted	$(.45)	$(.42)

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions in 2002 and 2003: risk-free interest rate of 3.92% and 4.30%, respectively; dividend yield of 0.00%; and volatility of 129%. The Black-Scholes model, as well as other currently accepted option valuation models, was developed to estimate the fair value of freely-tradable, fully-transferable options without vesting restrictions, which significantly differ from the Company’s stock option plans. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated fair value on the grant date.

Fair Value of Financial Instruments

As of December 31, 2002 and 2003, management believes the fair value of all financial instruments approximated carrying value.

Income Taxes

The Company provides for federal income taxes recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance will be provided where it is more likely than not that the deferred tax assets will not be realized.

Comprehensive Income

The Company has no transactions, other than net loss, that would be considered other comprehensive income.

Accounts Receivable Financing

The Company adopted Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” and is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral. Statement No. 140 outlines the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures (note 9).

Use of Estimates

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the balance sheets and revenues and expenses for the periods. Actual results could differ from those estimates.

New Accounting Standards

In January 2003, the FASB issued Interpretation 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” Interpretation 46 addresses consolidation by business enterprises of variable interest entities which have one or both of the following characteristics: (1) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional support from other parties, which is provided through other interests that will absorb some or all of the expected losses of the entity; (2) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: (a) the direct or indirect ability to make decisions about the entity’s activities through voting rights or similar rights, (b) the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities, or (c) the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing expected losses. Interpretation 46 does not require consolidation by transferors to qualifying special purpose entities. Interpretation 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003.

In December 2003, the FASB issued a revision to Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (“FIN 46R”). FIN 46R clarifies the application of ARB No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support provided by any parties, including the equity holders. FIN 46R requires the consolidation of these entities, known as variable interest entities (“VIE’s”), by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both.

Among other changes, the revisions of FIN 46R (a) clarified some requirements of the original FIN 46, which had been issued in January 2003, (b) eased some implementation problems, and (c) added new scope exceptions. FIN 46R deferred the effective date of the Interpretation for public companies to the end of the first reporting period ending after March 15, 2004, except that all public companies must, at a minimum, apply the unmodified provisions of the Interpretation to entities that were previously considered “special-purpose entities” in practice and under the FASB literature prior to the issuance of FIN 46R by the end of the first reporting period ending after December 15, 2003. As of December 31, 2003 and 2002, management believes that the Company is not the primary beneficiary of any VIE’s.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 applies specifically to a number of financial instruments that companies have historically presented within their financial statements either as equity or between the liabilities section and the equity section, rather than as liabilities. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material impact on the Company’s consolidated financial statements.

Reclassifications

Certain reclassifications were made to the 2002 consolidated financial statements to conform to the 2003 presentation and reclassifications made relative to the presentation of discontinued operations (note 1).

(3) Liquidity and Capital Resources

At December 31, 2003, the Company had working capital of $5,471, and the Company had incurred a loss from operations for the year then ended. The Company expects to incur additional losses in 2004. On November 19, 2003, the Company sold 2,150 shares of Series A Preferred Stock (note 15) and investor warrants for a total amount of $15,050 of which $9,510 was for new capital and $5,540 was issued in exchange for cancellation of previously issued promissory notes. The Series A Preferred Stock issuance provided the Company with a significant amount of cash, which resulted in improving the Company’s working capital position. The December 31, 2003 cash balance of $6,068 is mostly comprised of the cash proceeds received from the issuance of the Series A Preferred Stock. Given the December 31, 2003 cash balance and the projected operating cash requirements, the Company anticipates that existing capital resources will be adequate to satisfy cash flow requirements through at least December 31, 2004. The Company’s cash flow estimates are based upon achieving certain levels of sales, reductions in operating expenses and liquidity available under its accounts receivable financing.

During 2002 and 2003, the Company incurred defaults, other than for the payment of principal and interest, under both the Company’s accounts receivable financing and the Company’s long-term convertible notes. The Company was not able to obtain waivers for defaults for any of the notes and has therefore classified the accounts receivable financing as short term on the balance sheet as of December 31, 2002. However, the convertible notes were subject to a Forbearance Agreement dated September 1, 2003, which provided that the noteholders agreed not to take any action relative to rights under these notes until November 30, 2003, and further provided for these notes to be tendered for the purchase of Series A Preferred Stock in accordance with the face value of such notes (note 9 and 15). On November 19, 2003, the Company completed the private placement of the Series A Preferred Stock (note 9 and 15) and had fully satisfied the Forbearance Agreement and the terms of the notes. As such, the convertible notes are classified as long-term on the balance sheet as of December 31, 2003.

The private placement of the Series A Preferred Stock provided the Company a substantial amount of capital and was dilutive to shareholders. While the Company does not anticipate the need to raise additional capital after having closed the private placement of the Series A Preferred Stock, future capital needs will depend on many factors including, but not limited, to:

•	the ability to extend terms received from vendors

•	the market acceptance of products and services

•	the levels of promotion and advertising that will be required to launch new products and services and attain a competitive position in the marketplace

•	research and development plans

•	levels of inventory and accounts receivable

•	technological advances

•	competitors’ responses to the Company’s products and services

•	relationships with partners, suppliers and customers

•	projected capital expenditures

•	a downturn in the economy

In addition to the completion of the private placement of Series A Preferred Stock (note 15), the Company also issued shares to pay obligations in several transactions. The Company issued 92,304 shares of its common stock for rent payments relating to a facility lease, 714,383 shares of its common stock to pay interest on long-term notes (note 9) and 414,450 shares of its common stock for payments relating to the final settlement of a facility lease (note 9). In the future, under terms of notes payable and the Series A Preferred Stock the Company may issue additional common stock to pay interest and Series A Preferred Stock dividends.

(4) Business Combinations

BIZ Acquisition

On August 24, 2001, pursuant to an Agreement and Plan of Reorganization dated July 3, 2001 with BIZ, the Company completed the BIZ acquisition, whereby BIZ became a wholly-owned subsidiary of the Company. In connection with the BIZ acquisition, the Company issued an aggregate of 10,875,128 shares of SSP common stock in exchange for all of the outstanding shares of BIZ common stock and preferred stock. In addition, the Company reserved for issuance an aggregate of approximately 860,000 shares of its common stock for issuance upon exercise of BIZ options and warrants assumed by the Company.

The BIZ acquisition had been accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. The Company recorded a one-time charge for purchased in-process research and development (“IPR&D”) expenses of $1,600.

The total purchase price and allocation among the fair value of tangible and intangible assets and liabilities (including purchased in-process research and development) are summarized as follows:

Tangible assets	$3,231
Liabilities	3,047

Net tangible assets	184
Identifiable intangible assets:
In-process research and development	1,600
Completed technology	6,200
Strategic relationships	2,800
Goodwill	53,882
Deferred compensation	29

$64,695

A preliminary purchase price allocation was performed, and the resulting amounts were included in the Company’s September 30, 2001 Form 10-Q. The preliminary purchase price allocation differed from the final purchase price allocation as follows: the in-process research and development was valued at $3,300, and the completed technology was valued at $5,900. The total purchase price did not change, and the difference was an increase in goodwill.

The other intangible assets are amortized on a straight-line basis over the following estimated useful lives, in years:

Completed technology	5
Strategic relationships	1 to 5

In accordance with Statement No. 142, the Company had up until June 30, 2002 to complete the initial test for impairment as of January 1, 2002, the adoption date of Statement No. 142. In accordance with the transition provisions of Statement No. 142, the Company conducted the first step of the impairment tests. The Company assessed the fair value of its two reporting units by considering their projected cash flows, using risk-adjusted discount rates. Given consideration of relevant factors, the Company concluded that, as of December 31, 2001, an impairment write-down of $36,299 was required related to the BIZ acquisition. Subsequently, the Company reviewed the assumptions used in the original analysis as of March 31, 2002, June 30, 2002, and September 30, 2002 and concluded that such analyses continued to be adequate and that no additional write-down was required. In accordance with Statement No. 142, the Company stopped amortizing goodwill in 2002. Accordingly, the Company does not anticipate there to be any amortization expense for the next five years related to intangible assets. The following table provides a reconciliation of the reported net loss adjusted for goodwill amortization charges for each respective year:

	Years Ended December 31
	2002	2003
Reported net loss	$(8,556)	$(9,450)
Add back goodwill amortization	—	—

Adjusted net loss	$(8,556)	$(9,450)

Basic earnings per share:
Reported net loss	$(.40)	$(.36)
Add back goodwill amortization:	—	—

Adjusted net loss	$(.40)	$(.36)

The Company performed an assessment of the fair value of its Information Security Products and Services reporting units. The Company performed an assessment of the fair value of the goodwill as of December 31, 2002 using three different perspectives: a multi-period discounted cashflow method, which is a variation of the income forecast approach; a market value approach; and market multiples. The process is used to determine the fair value of an asset by estimating its future cash flows and then discounting the cash flows to present day utilizing a discount rate that reflects the time value of money and the risk inherent in the asset. The present value of the cash flows was determined using a discount rate of 30%, which was found to be the weighted average cost of capital for the Company. The results of the analysis indicated that there was no impairment as of the valuation date as of December 31, 2002.

The Company performed an assessment of the fair value of the goodwill of its information security products and services reporting unit as of December 31, 2003, again using the three different perspectives mentioned above. In past periods the Company believed that its daily market stock price did not provide a reliable indicator of the fair value of its equity. Due to the absence of any research coverage, the market is generally unaware of its new technology advancements. With the Company’s stock being a micro-cap in terms of total market value, its stock is subject to high volatility and the daily closing price of its stock does not provide a true reflection of its fair value at any one point in time. The Company’s stock price was considered as part of the review process, together with a multi-period discounted cashflow method discussed above, and various market multiple measures of the Company. The discounted cashflow method used to determine the fair value of an asset used estimated future cash flows and then discounted the cash flows to present day utilizing a discount rate that reflects the time value of money and the risk inherent in the asset. The present value of the cash flows was determined using a discount rate of 25%, which was found to be the Company’s weighted average cost of capital. The Company deemed it appropriate to assess the fair value of its goodwill by using a weighted average of these three methods. The results of the analysis indicated that there was no impairment as of the valuation date as of December 31, 2003.

The Company is required to perform reviews for impairment at least annually that may result in future write-downs. Tests for impairment between annual tests may be required if events occur or circumstances change that would more likely than not reduce the fair value of the net carrying amount. The Company concluded there were no events that required interim testing.

As the markets for the Company’s products are characterized by rapidly changing technology, evolving industry standards, and the frequent introduction of new products and enhancements, it is reasonably possible in the near-term that the estimates of the anticipated future gross revenues, the remaining estimated economic life, or both will be reduced. Reasonably possible is defined as more than remote but less than likely. As a result, the remaining goodwill of $25,930 at December 31, 2003, may be reduced within the next year.

(5) Investments

The Company had an investment that is classified as trading securities as of December 31, 2002. The securities were comprised of Class A Common Stock of Wave Systems Corp. (“Wave”), par value $.01, received in the BIZ acquisition. As of December 31, 2002, the Company had 57,000 shares of Wave with an aggregate value of $76. During 2002 and 2003, the Company recorded realized loss on trading securities of $130 and a gain of $102, respectively. During 2003, the Company sold all of its remaining holdings in Wave.

(6) Inventories

A summary of inventories follows:

	December 31,
	2002	2003
Raw materials	$23	$70
Work-in-process	82	37
Finished goods	133	205

	$238	$312

(7) Property and Equipment

A summary of property and equipment follows:

	December 31,
	2002	2003
Leasehold improvements	$28	$28
Machinery and equipment	66	—
Furniture and fixtures	1,939	1,545

	2,033	1,573
Less accumulated depreciation and amortization	1,943	1,490

	$90	$83

(8) Equity Investment in Affiliate

In January 2002, the Company formed a wholly-owned subsidiary, now known as SSP Gaming, LLC, a Nevada limited liability company (“SSP Gaming”). The entity was formed to conduct all business and any required financing activities relative to the gaming industry. In June 2002, SSP Gaming and the Venetian Casino Resort, LLC, a Nevada limited liability company based in Las Vegas, Nevada (“Venetian”), executed an operating agreement to form Venetian Interactive, LLC, a Nevada limited liability company (“VI”, with SSP Gaming and Venetian being “Members”). The purpose of VI was to provide management services, consulting services, financial services, intellectual property licensing services, and equipment to the online gaming industry in venues where such activity complies with all regulatory requirements, and to develop and operate Venetian branded casino sites.

A VI related entity, V.I. Ltd., was awarded both an Interactive Gaming License and an Electronic Betting Center License by the Alderney Gambling Control Commission. The licenses permit V.I. Ltd. to conduct Internet gaming activities under the name “Venetian Interactive.”

The VI development budget estimated costs of $4,000 to bring the Venetian Casino to live status, and an additional $2,200 to support startup operations. Since beginning development in July 2002, VI has expensed all operating costs and capitalized third party software development costs incurred under a fixed price contract. As of June 30, 2003 capitalized development costs totaled $1,300. The VI operating agreement calls for SSP Gaming to fund two-thirds of the development costs, up to $2,000, and for Venetian to fund the remaining one-third of the costs. SSP has invested $800 in SSP Gaming, with those funds being invested in VI. In June 2003, the VI Managers determined to re-assess the entire project in view of changes in the regulatory environment and market conditions, including an updated competitive analysis. The re-assessment was to include site development costs. The re-assessment was not presented to SSP Gaming.

In June 2003, the Venetian sent a demand letter to SSP Gaming demanding funding, or alternatively taking action to terminate the VI operating agreement for failure of SSP Gaming to meet its funding commitment and threatening to take action against SSP Gaming in the matter even though the outcome of the reassessment was not known. SSP Gaming declined to contribute additional capital, thereby giving VI the ability to declare SSP Gaming in default. If terminated, the VI operating agreement provides that the Members may look solely to the assets of VI for return of their contributed capital. Should the assets of VI be insufficient to pay all VI obligations and return a Member’s capital contributions, the Member has no recourse against other Members. As of December 31, 2003 the operating agreement with VI has been terminated.

While SSP Gaming disputes the circumstances cited by the Venetian, due to the uncertainty regarding the VI agreement, in the quarter ended June 30, 2003, the Company recorded an impairment charge equal to the remaining $142 book value of the Company’s investment in its subsidiary, thereby reducing the carrying value of this investment to $0. As of December 31, 2003, the balance of equity investment in affiliate was $0. As such, SSP Gaming did not record any loss from equity investee after June 30, 2003, which would have represented its pro rata portion of the VI net loss. Since the members of SSP Gaming could not agree on future capitalization of VI, the Venetian terminated the operating agreement of VI in August 2003 and the Company has ceased all activities of VI.

(9) Long-Term Debt

A summary of long-term debt follows:

	December 31,
	2002	2003
Secured convertible promissory notes with an interest rate of 10% per annum, interest payable quarterly, due December 31, 2005	$5,796	$1,986
Secured convertible promissory notes with an interest rate of 30% per annum, interest payable quarterly, due November 14, 2003	500	—
Note payable related to restructuring of facilities leases due in installments on or before September 19, 2003, without interest	425	—
Promissory note due July 18, 2003 with interest at 6.75% per annum, interest payable at maturity	429	—
Promissory note due July 18, 2003 without interest	27	—
Note payable secured by interest in SSP Gaming, payable in monthly installments of $15,000, including interest at 6% per annum	196	96
Bay View Funding accounts receivable financing, discount rate of 1.25% of the receivables factored, interest payable upon payment of receivable	259	358

	7,632	2,440
Less unamortized value of warrants related to debt issued	4,806	1,071

Long-term debt, net of debt discounts of $4,806 in 2002 and $1,071 in 2003	2,826	1,369
Less current installments	2,826	454

Long-term debt, net of debt discounts of $4,806 in 2002 and $1,071 in 2003	$—	$915

The long-term debt matures as follows:

2004	$454
2005	1,986

Total	$2,440

Secured Subordinated Convertible Notes

On April 16, 2002, the Company raised $5,000 in cash through the issuance of $4,000 in 10% secured convertible promissory notes (“10% Convertible Notes”), $653 in unsecured non-convertible promissory notes (“Non-convertible Notes”, $153 held by co-chairman Kris Shah and $500 held by co-chairman Marvin Winkler) and the pre-payment of a $500 note receivable due to the Company from Kris Shah, less an early payment discount of $153. In connection with the issuance of the 10% Convertible Notes, the Company incurred approximately $626 of issuance costs, which primarily consisted of amortization of warrant costs, investment banking fees and legal and other professional fees. These notes mature December 31, 2005 and bear interest at a rate of 10% per annum to be paid quarterly in cash, or at the Company’s discretion, in common shares based upon the trailing 30-day average prior to the interest due date. The $4,000 in 10% Convertible Notes were convertible, in whole or in part, at the option of the holder into an aggregate of 4,000,000 shares of the Company’s common stock at any time prior to maturity, at a conversion price of $1.00 per share, subject to adjustment under certain conditions, and were issued with detachable warrants exercisable for three years to purchase up to an additional 2,400,000 shares at $1.30 per share, subject to adjustment under certain conditions. In conjunction with the closing of the sale of the 10% Convertible Notes, $1,750 of principal and $46 of accrued interest of subordinated notes issued in December 2001 were exchanged for the 10% Convertible Notes and detachable warrants to purchase 1,077,667 shares at $1.30 per share. In conjunction with the Convertible Bridge Loan described below, warrants to purchase 1,500,000 of common stock were re-priced to an exercise price of $.50 per common share and immediately exercised for cancellation of Warrant Notes (defined below) totaling $750. The remaining warrants to purchase 1,977,667 shares of common stock were re-priced to the exercise of A-1 Warrants issued in the Series A Preferred Stock financing (note 15). The balance of the 10% Convertible Notes was $1,986 as of December 31, 2003.

The 10% Convertible Notes automatically convert prior to maturity if the Company’s common shares trade at or above $3.00 per share with average volume of 100,000 shares per day for 20 consecutive trading days. The Company is subject to restrictive covenants related to the 10% Convertible Notes and Non-convertible Notes that prevent the Company from pledging intellectual property as collateral. In June 2002, Kris Shah and Marvin Winkler exchanged their Non-convertible Notes, together with accrued interest, for 119,000 and 391,000 shares, respectively, of the Company’s common stock based upon an above-market exchange price of $1.30 per common share.

The 10% Convertible Notes contain a beneficial conversion feature. When a convertible security contains a conversion price that is less than the quoted trading price of a company’s common stock at the date of commitment, then the difference between the conversion price and the common stock price is called a beneficial conversion feature. Emerging Issues Task Force (“EITF”) Issue No. 00-27, which amends EITF Issue No. 98-5, requires both recordation of a discount to recognize the intrinsic value of the conversion feature and amortization of the amount recorded over the term of the security.

Of the aggregate $5,796 in 10% Convertible Notes issued, the Company allocated approximately $2,644 to the value of the warrants and the remaining $3,152 to the beneficial conversion feature of the debt instruments, which were ascribed to these components on a pro rata basis of fair values calculated for the warrants using a Black Scholes valuation model and the intrinsic value of the beneficial conversion feature. These amounts have been recorded as discounts from the face value of the debt, with an equal increase to additional paid-in capital. Based on EITF No. 00-27, the governing accounting pronouncement, the discounts are being amortized over the period from the date of issuance to the maturity date of the notes. Amortization expense of the discounts totaled $1,107 and $1,302 for years ended December 31, 2002 and 2003, respectively. On November 19, 2003, with the exception of $1,986 in principal, the 10% Convertible Notes were exchanged in a private placement for Series A Preferred Stock (note 15). As such, the Company recorded a $2,226 non-cash interest charge related to the unamortized balance of warrant value and beneficial conversion feature of 10% Convertible Notes that were exchanged for Series A Preferred Stock (note 15). The $2,226 non-cash interest charge was recorded as a loss on conversion of debt on the Company’s consolidated statement of operations during 2003. The Company will continue to amortize a non-cash interest charge related to the unamortized warrant values and beneficial conversion feature balances of $1,071 relative to the remaining 10% Convertible Notes that were not converted to Series A Preferred Stock.

In connection with issuances of the 10% Convertible Notes and warrants, the Company incurred approximately $741 of debt issuance costs comprised of legal and placement fees, and $182 in value calculated for the 110,000 warrants issued to the placement agent in the transaction. On November 19, 2003, with the exception of $1,986 in principal, the 10% Convertible Notes were exchanged in a private placement for Series A Preferred Stock (note 15). As such, the Company recorded a $197 non-cash interest charge related to the unamortized balance of debt issuance costs and warrant value in relation to the 10% Convertible Notes that were exchanged for Series A Preferred Stock (note 15). The $197 non-cash interest charge was recorded as a loss on conversion of debt in the

Company’s consolidated statement of operations during 2003. The remaining costs, which are included in other assets, are being amortized over the term of the remaining 10% Convertible Notes that were not converted to Series A Preferred Stock. Amortization expense of these costs totaled $142 and $200 for the years ended December 31, 2002 and 2003. The Company will continue to amortize a non-cash charge related to the unamortized balances of the remaining costs, which had a balance of $285 as of December 31, 2003. In January 2004, holders of $626 of $1,986 in remaining principal of the 10% Convertible Notes converted all or portions of their 10% Convertible Notes into shares of common stock (note 20).

Secured Promissory Notes

On January 22, 2003, the Company issued to Richard P. Kiphart a $500 promissory note that bore interest at a rate of 15% per year, with a minimum interest charge of $50. Accrued interest was payable quarterly in arrears beginning, March 31, 2003. Principal and accrued but unpaid interest were due upon the earlier of December 31, 2005 and the Company’s closing of $5,000 or more in equity or debt financing. Mr. Kiphart had the right to exchange the principal and outstanding interest on the note for securities that the Company issued in such an equity or debt financing. In conjunction with the Convertible Bridge Loan described below, a warrant to purchase up to 125,000 shares of common stock at an exercise price of $1.30 per common share that Mr. Kiphart received under the terms of the January 22, 2003 note was re-priced to an exercise price of $.50 per common share and immediately exercised on a cashless basis. The note was to be secured by all of the unencumbered assets of SSP and its subsidiaries, including without limitation, intellectual property assets and any and all receivables due to the Company from SSP Gaming. On November 19, 2003, this note was exchanged for the purchase of Series A Preferred Stock (note 15). As such, the Company recorded a non-cash charge of $41 related to the unamortized balance of warrant value of the note held by Mr. Kiphart, and exchanged for Series A Preferred Stock (note 15). The $41 non-cash interest charge was recorded as a loss on conversion of debt on the Company’s consolidated statement of operations during 2003. The balance of this note was $0 as of December 31, 2003.

On March 18, 2003 and March 19, 2003, the Company issued to each of Crestview Capital Fund II, L.P. and Richard P. Kiphart $100 promissory notes that were to be secured by all of the Company’s assets, including SSP Gaming and any rights belonging to SSP Gaming. In addition, on March 28, 2003, Marvin Winkler agreed to pledge 350,000 shares of common stock held by JAW Financial, L.P., an entity controlled by Mr. Winkler, as security for the notes the Company issued on March 18, March 19 and March 28, 2003. The notes bore interest in an amount equal to the following percentage of the principal balance: 10%, if the notes were re-paid within 30 days; 12%, if the notes were re-paid within 60 days; 15%, if the notes were re-paid within 90 days; and 20%, if the notes were re-paid at maturity. Principal and interest under the notes were due upon the sooner of 120 days from the dates of the notes and the Company’s raising of at least $3,500 in equity or debt financing. In conjunction with the September 2003 Bridge Loan described in the next paragraph, warrants issued with these notes to purchase up to an aggregate of 130,000 shares of common stock at an exercise price of $.60 per common share were re-priced to an exercise price of $.50 per common share and immediately exercised on a cashless basis. These notes were tendered for the purchase of Series A Preferred Stock in accordance with the face value of such notes (note 15). The balances of these notes were $0 as of December 31, 2003.

On March 28, 2003, the Company issued to Richard P. Kiphart, Crestview Capital Fund II, L.P., Kris Shah and Marvin Winkler promissory notes in the aggregate principal amount of $440, of which $180 was funded prior to March 31, 2003. The notes were to be secured by all of the Company’s assets and the assets of SSP Gaming. In addition, Mr. Winkler agreed to pledge 350,000 shares of common stock held of record by JAW Financial, L.P. as security for the notes the Company issued on March 18, March 19 and March 28, 2003. The notes bore interest at the rate of 18% per year, with interest payable in cash monthly in arrears. The Company was required to use the proceeds of the notes only for payment of operating expenses. Principal and accrued but unpaid interest under the notes were due upon the sooner of July 26, 2003 and the Company’s raising of $3,500 in equity or debt financing. In conjunction with the September 2003 Convertible Bridge Loan described below, warrants issued with these notes to purchase up to an aggregate of 200,000 shares of common stock at an exercise price to be the greater of $.70 per common share or the conversion price of securities the Company considered issuing in a subsequent financing, but not to exceed $1.30 per common share were re-priced to an exercise priced of $.50 per common share and immediately exercised on a cashless basis. These notes were tendered for the purchase of Series A Preferred Stock in accordance with the face value of such notes (note 15). The notes held by Messrs. Shah and Winkler were re-paid from the proceeds of the Series A Preferred Stock financing (note 15). The balances of these notes were $0 as of December 31, 2003.

On April 1, 2003, the Company issued to Richard P. Kiphart a $240 promissory note dated March 28, 2003 that bore interest at a rate of 18% per annum. Principal and accrued but unpaid interest were due upon the earliest of July 31, 2003 or the Company obtaining $3.5 million in equity or debt financing. In conjunction with the Convertible Bridge Loan described below, a warrant issued with this note to purchase 120,000 shares of common stock at an exercise price to be the greater of $.70 per common share or the conversion price of securities the Company considered issuing in a subsequent financing, but not to exceed $1.30 per common share, were re-priced to an exercise price of $.50 per common share and immediately exercised on a cashless basis. Of the $240, the Company allocated approximately $54 to the value of the warrant that was ascribed based upon fair values calculated for the warrant using a Black Scholes valuation model. This amount has been recorded as a discount from the face value of the debt, with an equal increase to additional paid-in capital. The discount is being amortized over the period from the date of issuance to the maturity date of the note. Amortization expense of the discount totaled $54 for 2003. This note was tendered for the purchase of Series A Preferred Stock in accordance with the face value of such note (note 15). The balance of this note was $0 as of December 31, 2003.

Obligations for Restructuring Facility Lease

In restructuring existing facility lease agreements (note 11), the Company agreed to pay $500 in installments without interest. The first payment of $75 was made as scheduled in December 2002, with additional payments scheduled of $100 due in March 2003, $150 due in June 2003 and a final payment of $175 due in September 2003. Although the Company tendered in August 2003 the remaining balance of the $150 payment that was due in June 2003, Research Venture claimed a default under the facilities settlement agreement. On August 11, 2003, Research Venture obtained a judgment against the Company per prior stipulation in the amount of $2.7 million. As such, the Company recorded a $1.3 million accrued liability as of June 30, 2003, which consisted of the original judgment amount of $3.1 million less $456 of cash previously paid and $1.4 million of shares previously issued. On August 29, 2003, the Company entered into an agreement of settlement on stipulated judgment with Research Venture. Under that settlement agreement, Research Venture retained 959,323 shares of common stock initially issued in connection with the restructuring arrangement and 96,919 shares of common stock issued upon conversion of $126 of the principal balance of the $360 non-interest bearing note that the Company had issued as prepaid rent, and the Company agreed to register those shares for resale by Research Venture. The Company completed the appropriate registration of those shares on September 18, 2003. In addition, Research Venture canceled and surrendered the note, the Company paid to Research Venture cash in the amount of $865 and issued to Research Venture 414,450 shares of common stock that were to be registered for resale by Research Venture under a separate registration statement on or prior to November 30, 2003, and the building lease agreement was terminated. The 414,450 shares were recorded at the fair value of $373 and were included on a resale registration statement. Because the Company did not timely obtain effectiveness of the registration statement covering the 414,450 shares of common stock the Company issued in the August 2003 settlement, Research Venture may be entitled to entry of a stipulated judgment against the Company in an amount up to $373,000 less the product of $.90 multiplied by the number of those shares that Research Venture sells prior to entry of the stipulated judgment. The settlement agreement contained mutual general release language, and the August 11, 2003 stipulated judgment was vacated. As a result of the above settlement, the Company adjusted the estimated accrued liability by $209, and the $500 obligation was fully satisfied as of December 31, 2003.

Note to Repurchase Interest in SSP Gaming

In October 2002, the Company entered into a mutual settlement and release regarding the default by a party that had contracted to finance the investment of SSP Gaming, a then wholly-owned subsidiary. The party defaulted under the financing agreement. To preserve the underlying business relationships, the Company and the other party executed an agreement whereby the Company repurchased the party’s interest by issuing a note for $250, the amount invested by the party, and agreed to repay such amount by making an initial $40 payment and additional monthly payments of $15 per month, including interest at 6%, until paid in full. The note is secured by the Company’s interest in SSP Gaming, and includes an acceleration clause whereby the then principal balance will be paid upon separate SSP Gaming financing of $2,000 or more. The Venetian contends that it has terminated the operating agreement of VI (note 8), therefore, the Company does not intend to make the last six monthly payments of $15 each. The balance of this note is $96 as of December 31, 2003.

Secured Convertible Notes

In November 2002, the Company issued to Mr. Kiphart, Crestview Capital Fund, L.P. and Crestview Capital Fund II, L.P. three one-year notes totaling $500, bearing interest at 30% per annum (“Secured Convertible Notes”). In conjunction with the convertible bridge loan described below, warrants to purchase up to 500,000 shares of common stock at an exercise price of $1.30 per common share that accompanied the Secured Convertible Notes were re-priced to an exercise price of $.50 per common share and immediately exercised on a cashless basis. SSP Gaming used the proceeds for investment into the joint venture with Venetian (note 8). Beginning May 14, 2003, the Secured Convertible Notes were convertible into the Company’s common stock at a conversion price of $1.30 per share. The Secured Convertible Notes were to be due upon a Company financing of $3,500 or more, and were to be secured behind the Secured Subordinated Convertible Notes described above. On November 19, 2003, these notes were exchanged for the purchase of Series A Preferred Stock (note 15). The balances of these notes were $0 as of December 31, 2003.

The fair value of the detachable warrants associated with the Secured Convertible Notes was estimated at $154 using the Black Scholes valuation model, based on the following assumptions: risk-free interest rate of 4.85%; dividend yield of 0.00%; and volatility of 129%. The amount has been recorded as discounts from the face value of the debt with an equal increase to additional paid-in capital. The relative fair value of the warrants has been allocated as a debt discount and is being amortized over the period from the date of issuance to the maturity date of the Secured Convertible Notes. Amortization expense of the discounts totaled $154 for year ended December 31, 2003, respectively. On November 19, 2003, the Secured Convertible Notes were exchanged in a private placement for Series A Preferred Stock (note 15). The $154 warrant value was fully amortized over the period from date of issuance to maturity date, which was prior to November 19, 2003, as such, there was no remaining unamortized warrant value, which would have been recorded as an additional non-cash interest due to the conversion on November 19, 2003.

Promissory Notes

In April 2002, the Company issued two promissory notes due in July 2003 as payment for goods sold by Pulsar’s network solutions business. The note, with an original balance of $679, bore interest at 6.75% per annum, with interest payable at maturity on July 18, 2003. The note in the amount of $27 did not bear interest and was due on July 18, 2003. The notes were not re-paid on the due date. The holder of the notes filed an action to initiate collection of the balances due. On September 17, 2003, the Company entered into a final settlement agreement with the note holder and paid $400 in full settlement of principal and interest otherwise due under both notes. The final settlement agreement resulted in a gain of $95, which was recorded as other income.

In March 2003, the Company executed documents to settle the action brought against the Company by Integral Systems, Inc. As part of the settlement, the Company entered into a Forbearance Agreement dated March 12, 2003 with Integral Systems that would allow Integral Systems to enter a judgment against the Company should the Company default in the $20 per month payments due under the agreement. The Company also issued to Integral Systems a warrant exercisable for three years to purchase 150,000 at an exercise price of $1.30 per common share. Additionally, because the Company did not pay off the agreed to obligation at a discount by June 30, 2003, the Company placed 400,000 shares of its common stock in a third party escrow as additional security for its performance under the Forbearance Agreement in July 2003 (see below). During December 2003, the entire obligation was paid and the Company received the 400,000 shares back from the third party escrow.

August 2003 Exchangeable Bridge Loan

On August 27, 2003, the Company issued two notes totaling $750 that were to be cancelled as payment of the exercise price of previously issued warrants to purchase 1,500,000 common shares (“Warrant Notes”), and a $500 note (“Exchange Note”) that was to be exchanged for a note to be issued as part of the September 2003 Bridge Loan described below. The September 2003 Bridge Loan and the Warrant Notes were cancelled in September 2003 when the warrants were exercised, and the Exchange Note was surrendered and replaced by a note issued as part of the September 2003 Bridge Loan. As such, the Warrant Notes and Exchange Note had a balance of $0 as of December 31, 2003.

September 2003 Convertible Bridge Loan

Under a Bridge Loan Agreement dated September 1, 2003 (“September 2003 Bridge Loan”), certain investors agreed to fund a $1,500 10% bridge loan, which automatically converted at 110% of face value plus accrued interest into the securities issued in the Series A Financing (note 15). The bridge loan investors were SDS Merchant Fund, L.P. ($750), Crestview Capital Fund, L.P. ($100), Crestview Capital Fund II, L.P. ($150) and Richard P. Kiphart, who surrendered the Exchange Note for a $500 note issued under the September 2003 Bridge Loan. The bridge loan investors were issued three-year warrants exercisable for 500,000 shares of the Company’s common stock at the exercise price of A-1 Warrants to be issued with the Series A Preferred Stock (“Bridge Warrants”) (note 15). The September 2003 Bridge Loan was converted into Series A Preferred Stock (note 15) and the balance of the September 2003 Bridge Loan was $0 at December 31, 2003.

The September 2003 Bridge Loan included the cash exercise of a portion of the warrants issued as part of financing obtained on April 16, 2002 (the “Registered Warrants”), and the cashless exercise of all other warrants issued to Mr. Kiphart, Crestview Fund, L.P., and Crestview Fund II, L.P. in financing obtained after April 2002 (“Unregistered Warrants”). In conjunction with the September 2003 Bridge Loan, the Company entered into agreements with holders of certain Registered Warrants to purchase 1,500,000 common shares, whereby they were immediately exercised upon the decrease of the exercise price to $.50 per common share in exchange for the cancellation of the Warrant Notes. The exercise price of the remaining unexercised Registered Warrants was reduced to the exercise price of the Series A-1 Warrants (note 15). All other Unregistered Warrants owned by Mr. Kiphart, Crestview Fund, L.P., and Crestview Fund II, L.P. that were not subject to an effective registration statement were re-priced to $.50 and immediately exercised on a cashless basis using the twenty-day weighted average closing price prior to August 20, 2003.

In conjunction with decreasing the warrant exercise prices to $.50 per common share on the Registered Warrants and Unregistered Warrants, the Company recorded a non-cash interest expense totaling $925 in the quarter ended September 30, 2003.

Forbearance Agreement

Under the terms of a Forbearance Agreement dated September 1, 2003 (“Forbearance Agreement”), with the exception of Bay View Funding (“BVF”) discussed below, and the SSP Gaming repurchase noteholder, substantially all other noteholders with balances outstanding at September 1, 2003, agreed not to take any action relative to rights under their notes until November 30, 2003, and further agreed that their notes would be tendered for the purchase of Series A Preferred Stock at face value. As part of the Forbearance Agreement, the Company issued to Crestview Fund, L.P., Crestview Fund II, L.P. and Mr. Kiphart a total of 200,000 common shares in full satisfaction of all penalties and costs (“Penalty Shares”) through November 30, 2003, related to securities issued after April 2002. During 2003, the Company recorded a non-cash charge of $190 related to the issuance of the Penalty Shares. The Forbearance Agreement had been fully satisfied in upon the issuance of the Series A Preferred Stock (note 15).

Accounts Receivable Financing

During November 2001, both the Company and Pulsar entered into separate financing agreements with Wells Fargo Business Credit (“WFBC”), which provided for the factoring of accounts receivable. In October 2002, the

Company terminated its arrangement with WFBC and entered into a new financing arrangement with Bay View Funding (“BVF”). The new factoring agreement contains a maximum advance of $750, and was for an initial term of three months. At the Company’s option, the agreement is renewable for additional three-month periods. The agreement contains a factoring fee, which is based on 1.25% of the gross face value of the purchased receivable for every 30-day period from the date of purchase by BVF until the invoice is paid in full. For invoices outstanding more than the 30-day period, a finance fee will be charged at the rate of .063% of the gross face value of the purchased receivable for every one day beyond the 30th day from the original date of purchase. At the time of purchase, terms call for BVF to advance 85% of the gross receivable, with the balance remitted after collection of the invoice less the factoring and finance fee, if applicable. The agreement contains certain representations, warranties and covenants and requires a monthly minimum fee, including the factoring and financing fees, of .25% of the maximum advance of $750, or approximately $2 per month. The BVF agreement states among other things that a default occurs if the Company does not pay debts as they become due or if the Company maintains unreasonably small capital. The Company has notified BVF of the Company’s failure to make certain payments on a timely basis and have requested but not received a waiver of such default.

Gross receivables transferred to BVF amounted to $2,873 and $1,399 during the years ended December 31, 2002 and 2003, respectively. The Company is obligated to repurchase certain accounts receivable under the program and, therefore, the transaction does not qualify as a sale.

Factored receivables included in the accounts receivable balance as of December 31, 2002 and 2003 were $314 and $452, respectively.

(10) Accrued Liabilities

A summary of accrued liabilities follows:

	December 31,
	2002	2003
Accrued professional fees	$113	$38
Accrued vacation	363	339
Accrued compensation	270	128
Accrued dividends declared (note 15)	—	139
Accrued EPA settlement (note 20)	—	108
Accrued commissions	71	71
Accrued interest	198	50
Accrued obligation for the repurchase of common stock	—	373
Accrued deferred rent	98	102
Accrued investor relations fees	9	38
Other	178	142

	$1,300	$1,528

(11) Related Party Transactions

KRDS Real Property Lease

In 1999, the primary shareholders of SSP (then known as “Litronic Inc.”) formed KRDS, Inc. (“KRDS”) for the sole purpose of purchasing real property. KRDS’s operations primarily consisted of a mortgage obligation, interest, depreciation and rental income from the Company related to the real property.

In February 2000, KRDS leased a building to the Company for its corporate headquarters. The lease expires in February 2007. The facility has an annual rent of approximately $429. In April 2002, the Company and KRDS entered into an agreement whereby upon 60 days’ notice, either party may cancel the remaining balance of the facility lease with no future liability. Neither party has exercised the exit clause. On December 1, 2003, the Company entered into a letter agreement whereby it agreed to pay a certain amount of late fees in exchange for an agreement to cancel the April 2002 agreement described above.

Note Receivable from Shareholder

The note receivable from shareholder consists of a note acquired as part of the BIZ acquisition. The $500 note was received by BIZ from the Company’s co-chairman, Kris Shah, in conjunction with the issuance of BIZ common shares prior to the BIZ acquisition, and therefore was shown as a reduction of shareholders’ equity until paid. The note had a stated interest rate of 5% per annum and was due on July 24, 2005. On April 12, 2002, in a transaction approved the Company’s board of directors, Mr. Shah prepaid the note by paying to the Company $347, and the Company recorded a discount of $153 which was charged against income in the second quarter of 2002. The discount was computed based upon a present value calculation using a discount rate of 20%.

Related Party Facilities Leasing

During 2001, the Company arranged for the lease of two buildings approximating 63 square feet that were under construction and were subsequently completed. In October 2002, the Company restructured its lease obligations with landlord, Research Venture, LLC, for the two buildings located in the Spectrum area of Irvine, California. This restructuring and settlement provided the basis for revising the estimate of costs relative to resolving the liability incurred under the original leases. In 2001 the Company recorded an estimated liability of $2,171, which was net of then anticipated offsetting sublease income. As a result of the restructuring and settlement, the Company increased stockholders’ equity by $1,650 through the issuance of common stock valued for financial reporting purposes at $956 and recorded a gain of $700 for 2002. The settlement required the Company to issue 959,323 shares of common stock, pay $500 in cash over a one-year period, cancel the lease on one building approximating 23 square feet, and take occupancy of the other building under a seven-year operating lease for the facility with approximately 40 square feet for an initial monthly rental rate of $55, plus common area costs beginning in December 2002. The monthly rental rate on the seven-year lease was scheduled to increase to $73, plus common area costs, at the beginning of the third year. The Company recorded rent expense on a straight-line basis. At the Company’s option, a portion of the rental rate was payable either in stock or in cash during the first two years of the lease under certain circumstances through conversion of a $360 subordinated convertible promissory note that the Company issued as prepaid rent. In August 2002, Mr. Shah surrendered his 25% ownership interest in the entity that owns the two buildings. The lease was terminated in August 2003 (note 9). At the time of surrendering his interest, the buildings were encumbered by one or more construction loans for which the lender required personal guarantees for renewal of the financing. As there was little, if any, equity in the project and Mr. Shah was unwilling to personally guarantee the loans, Mr. Shah chose to surrender his membership interest. In 2003, a total of 92,304 shares were issued in payment of rent (note 9).

Cashless Exercise of Warrants

During 2003 the Company issued and repaid bridge notes held by the Company’s co-chairmen, Kris Shah and Marvin Winkler, totaling $40. The repayment of the $40 bridge notes were repaid simultaneously with the closing of the Series A financing (note 15) in exchange for a waiver of all penalties and costs related to their bridge notes and their related warrants to purchase up to 40,000 common shares. On October 21, 2003, these warrants, which were to have an exercise price equal to the greater of $.70 per common share or the conversion price of securities the Company considered issuing in a subsequent financing, but not to exceed $1.30 per common share had their exercise price set at $.50 per common share and were immediately exercised by Mr. Shah and Mr. Winkler on a cashless basis resulting in the issuance to them of an aggregate of 9,474 shares of common stock.

(12) Concentration of Credit Risk and Significant Customers

Financial instruments that potentially subject the Company to concentration of credit risk are trade receivables. Credit risk on trade receivables is limited as a result of the Company’s customer base and their dispersion across different industries and geographic regions. As of December 31, 2002 and 2003, accounts receivable included $133 and $631, respectively, due from the U.S. government and related agencies. Sales to the U.S. government and related agencies accounted for 18% and 37% of total revenues for years December 31, 2002 and 2003, respectively.

The Company had sales to two customers that each represented 28% and 17% and of the total revenues for the year December 31, 2002. The Company had sales to three customers that each represented 28%, 18% and 12% of total revenues for 2003. No other customers accounted for more than 10% of total revenues during the years ended December 31, 2002 and 2003. Trade accounts receivable totaled $1,001 and $1,620 from these major customers as of December 31, 2002 and 2003, respectively.

Some key components used in the manufacture of the Company’s products can only be obtained from single sources.

(13) Commitments and Contractual Obligations

The Company leases office space under noncancelable operating leases. The terms of the leases range up to seven years. The following summarizes the future minimum lease payments under all noncancelable operating lease obligations:

Year Ending December 31,
2004	$547
2005	586
2006	603
2007	166
2008 and thereafter	162

$2,064

Rental expense under noncancelable operating leases was $ $802 and $1,036 for the years ended December 2002 and 2003, respectively. Rental expense excluded any settlement amounts paid to Research Venture (note 9).

The corporate headquarters are leased from a related party (note 11). In April 2002, the Company and KRDS entered into an agreement whereby upon sixty (60) days notice, the Company or KRDS may cancel the remaining term of the corporate headquarters lease with no future liability. The exit clause is available provided that all amounts due under the lease are paid current through the date of termination. On December 1, 2003, the Company entered into a letter agreement whereby it agreed to pay a certain amount of late fees in exchange for an agreement to cancel the April 2002 agreement described above.

As of December 31, 2003, the Company had unconditional purchase obligations of $1,042 for purchases during 2004, which consisted of the following and are for hardware products purchased for resale, licenses and software used in contract development programs: Services, $403; Hardware, $286; Maintenance, $127; Licenses, $155; and; other $71.

(14) Loss Per Share

The calculation of diluted net loss per share excludes potential common shares if the effect is anti-dilutive. Potential common shares are composed of incremental shares of common stock issuable upon the exercise of stock options and warrants. The following table sets forth potential common shares that were excluded from the diluted net loss per share calculation for the years ended December 31, 2002 and 2003 because they are anti-dilutive for the periods indicated (shares in thousands):

	2002	2003
Warrants	4,081	16,247
Stock options	2,039	4,269

	6,120	20,516

(15) Series A Convertible Preferred Stock

In November 2003, the Company sold and received proceeds from the sale of a Series A Convertible Preferred Stock (“Series A Preferred Stock”), and warrants to purchase common stock (“Warrants”) to 84 accredited investors in a transaction exempt from registration pursuant to Section 4(2) and Regulation D under the Securities Act of 1933. The private placement consisted of the following:

Series A Convertible Preferred Stock

The Company sold 2,150 shares of Series A Preferred Stock and Warrants for a total amount of $15,050, of which $9,510 was for new capital and $5,540 was issued in exchange for cancellation of previously issued promissory notes.

The aggregate purchase price for 2,150 shares of the Series A Preferred Stock and Warrants was $15,050 (“Stated Value”), or $7 per share, with an initial conversion price of $.70 per common share. The Series A Preferred Stock will initially be convertible into 21,500,000 shares of the Company’s common stock, with Warrants to purchase an additional 10,750,000 shares of common stock on terms described below.

The holders of the Series A Preferred Stock are entitled to a dividend payable semi-annually at the rate of 8% per annum, increasing to 12% per annum eighteen months from closing, payable in cash or common stock at the Company’s option, with the shares of common stock valued at the arithmetic mean of the Company’s closing sales price of common stock for the thirty-day period before the dividend payment is due. As of December 31, 2003, the Company had declared and unpaid dividends in the amount of $139.

Due to the rank and liquidation preference (see below) with respect to the Series A Preferred Stock, the Company recorded the Series A Preferred Stock outside permanent equity on the balance sheet as of December 31, 2003 as follows:

Series A preferred stock	$15,050
Valuation of Series A Preferred Stock Beneficial Conversion (see below)	(7,019)
Valuation of Series A Preferred Stock Warrants (see below)	(7,229)
Issuance costs of Series A Preferred Stock (see below)	(802)

Total outside of permanent equity	$—

Valuation of Series A Preferred Stock Beneficial Conversion and Warrants

The Series A Preferred Stock contain a beneficial conversion feature. When a convertible security contains a conversion price that is less than the quoted trading price of a company’s common stock at the date of commitment, then the difference between the conversion price and the common stock price is called a beneficial conversion feature. Emerging Issues Task Force (“EITF”) Issue No. 00-27, which amends EITF Issue No. 98-5, requires both recordation of a discount to recognize the intrinsic value of the conversion feature and amortization of the amount recorded over the term of the security.

Of the aggregate $15,050 in Series A Preferred Stock issued, the Company allocated approximately $7,229 to the value of the warrants and the remaining $7,019 to the beneficial conversion feature of the Series A Preferred Stock, which were ascribed to these components on a pro rata basis of fair values calculated for the warrants using a Black Scholes valuation model and the intrinsic value of the beneficial conversion feature. These amounts have been recorded as discounts from the value of the Series A Preferred Stock, with an equal increase to additional paid-in capital. Based on EITF No. 00-27, the governing accounting pronouncement.

Issuance Costs of the Series A Convertible Preferred Stock

In connection with issuances of the Series A Preferred Stock and related warrants, the Company incurred approximately $802 of issuance costs comprised of legal and placement and exchange agent fees. These costs were recorded as an offset against proceeds received from the issuance of Series A Preferred Stock.

Mandatory Conversion

Provided there is a minimum average of $400 trading volume for lowest twenty dollar volume trading days for the thirty trading days prior to the Trigger Date and certain other requirements are met, beginning eighteen months after the Effective Date, as defined below, the Series A Preferred Stock shall automatically convert into common stock at a conversion price calculated as if an optional conversion were occurring, if the common stock closes at a price equal to or greater than $2.10 per share for at least ten of fifteen consecutive trading days (the tenth day is the “Trigger Date”). If a holder is prohibited from converting due to a 4.99% ownership limitation, or cap (discussed further below), the excess portion of the Series A Preferred Stock shall remain outstanding, but shall cease to accrue any dividends, and will be converted into shares of common stock as the limitations, from time to time, permit.

A-1 and A-2 Warrants

The holders of the Series A Preferred Stock received a five-year A-1 Warrant to purchase 2,500 shares of common stock and a five-year A-2 Warrant to purchase 2,500 shares of common stock for each share of Series A Preferred Stock purchased. The A-1 Warrants have an initial exercise price of $1.25 per share, which increases to $1.50 six months and one day after the Effective Date, as defined below. The A-2 Warrants have an initial exercise price of $1.50 per share, which increases to $1.75 six months and one day after the Effective Date. Beginning on December 19, 2003, the date of the Company’s 2003 annual meeting of the stockholders, the A-1 and A-2 Warrants became exercisable for up to an aggregate total of 10,750,000 shares of the Company’s common stock, subject to customary anti-dilution provisions and weighted average anti-dilution provisions if the Company issues shares of common stock or securities convertible into or exercisable for common stock, other than excluded securities, at per share prices less than the then effective exercise price.

Beginning thirty-six months and one day after the Effective Date, and subject to a minimum average dollar trading volume, the Company may redeem the A-1 and A-2 Warrants for $.10 per Warrant if the stock closes above $3.00 relative to the A-1 Warrants and $3.50 relative to the A-2 Warrant for ten consecutive trading days and the exercise limitations described below are not in effect.

At any time after twelve months after the date of issuance, a holder may exercise a Warrant on a cashless basis for a net number of common shares, provided that a registration statement covering the resale of those shares is not then effective.

A holder may not exercise a Warrant to the extent the number of common shares to be issued upon exercise would cause the holder and its affiliates to beneficially own more than 4.99% of the Company’s then outstanding shares of common stock, or would exceed the holder’s pro rata share of the Cap Amount (defined below) if the cap is then applicable.

Registration Rights

The Company agreed to file with the Securities and Exchange Commission (“SEC”) a registration statement covering the resale of the shares of common stock underlying the Series A Preferred Stock, Warrants and certain other securities no later than thirty days after the closing and use best efforts to have the registration statement declared effective within 120 days after the closing. The date the SEC declares effective the Registration Statement covering the common shares reserved for issuance under the Series A Preferred Stock, A-1 Warrants and A-2 Warrants is defined as the “Effective Date.” The Company received notice from the SEC that the Effective Date of the Registration Statement is January 23, 2004.

Exchange Right and Right of First Offer

If the Company completes a private equity or equity linked financing in future periods (“New Financing”), the holders of Series A Preferred Stock may exchange their shares of Series A Preferred Stock at 100% of Stated Value for the securities issued in the New Financing. However, this right terminates when the New Financing is at least $5,000 of additional equity capital at a price of not less than the then effective Series A Preferred Stock conversion price per share. In addition, for any New Financing consummated within eighteen months after the closing, the holders of the Series A Preferred Stock shall have a right to purchase up to 50% of their investment amount in the Series A Preferred Stock in the New Financing provided they respond within five trading days. New Financings do not include strategic partnerships, acquisition candidates, public offerings, and certain other issuances as defined in the Series A Preferred Stock financing agreement.

Rank and Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the Company, the holders of the Series A Preferred Stock shall be entitled to receive prior and in preference to, any distribution of any assets of the Company’s to any holders of the Company’s common stock by reason of their ownership thereof, an amount per share equal to the greater of 143% of Stated Value plus any accrued and unpaid dividends, or the amount that would be distributed upon the number of shares of common stock into which shares of the Series A Preferred Stock could be converted immediately prior to a liquidation event. If upon the occurrence of such event, the assets and funds thus distributed to the Series A Preferred Stock shall be insufficient to permit such payment to all holders of Series A Preferred Stock, all of the Company’s assets and funds legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock. Once the liquidation preference has been paid to the holders of the Series A Preferred Stock, any remaining assets shall be distributed pro rata among to the holders of the Company’s common stock. A consolidation or merger, as defined in the Series A Preferred Stock financing agreement, shall not be deemed to be a liquidation, dissolution or winding up under this provision.

Optional Conversion Rights

Subject to limitations on certain conversions, redemptions and transfers described below, each share of Series A Preferred Stock is convertible at the option of the holder into shares of common stock at any time or from time to time after December 19, 2003, the date of the Company’s 2003 annual meeting of stockholders at a conversion price that depends upon whether a conversion event has occurred. The initial conversion price for an optional conversion that occurs prior to a conversion event is $.70 per share and is subject to adjustments described below. The number of shares of common stock issuable upon an optional conversion of a share of Series A Preferred Stock that occurs after a conversion event will be equal to the quotient of the applicable percentage of the face amount of the share divided by either the conversion event price or, if the conversion event price is greater than $1.00, then the then-effective conversion price. The conversion event price in the case of a sale of all or substantially all of the Company’s assets will be equal to the total consideration the Company receives per share of common stock outstanding at the time of the conversion event. In the case of any other conversion event, the conversion event price will be equal to the arithmetic mean of the closing sales price of the Company’s common stock for the 30-day period prior to the day the Company receives the notice of conversion. If the conversion event price is greater than $1.00, then the applicable percentage of the face amount is 100%. If the conversion event price is less than or equal to $1.00, then the applicable percentage of the face amount is 143%.

If, after the occurrence of a conversion event, the Company is prohibited from issuing shares of common stock upon an optional conversion as a result of conversion limitations, then the holders will have the right, at any time and from time to time thereafter, to require the Company to redeem for cash up to the number of shares of Series A Preferred Stock that, after giving effect to the redemption, the then unissued shares portion of the holder’s pro rata share of the Cap Amount is at least equal to 100% of the total number of shares of common stock issuable upon conversion of such holder’s shares of Series A Preferred Stock.

Redemption Rights

Each holder of Series A Preferred Stock will have the right to require the Company to redeem by purchasing for cash any or all of their then outstanding shares of Series A Preferred Stock for an amount per share equal to the redemption amount in effect at the time of redemption, at any time and from time to time after a redemption event occurs and is continuing. If the redemption event is the failure of the Company’s stockholders to timely authorize the issuance of shares of common stock in excess of the Cap Amount, then the redemption amount for each share of Series A Preferred Stock in excess of a holder’s pro rata share of the cap amount will be equal to the face amount of the share plus all accrued dividends on the share through the date of payment of the redemption amount. In the case of all other redemption events, except as described in the following paragraph, the redemption amount will be equal to the quotient of 143% of the face amount plus accrued dividends divided by the lesser of the then current conversion price and the value of a share of common stock valued at the arithmetic mean of the closing sales price of the Company’s common stock for the 30-day period prior to when the Company receives the redemption notice.

With respect to the redemption events relating to the Company’s failure to remove restrictive legends and the Company’s indication that it does not intend to honor conversions of shares of Series A Preferred Stock in accordance with the terms of the certificate of designation, the redemption amount will be the greater of the redemption amount described in the last sentence of the preceding paragraph and the “parity value” of the shares to be redeemed. The “parity value” will be the product of (i) the highest number of shares of common stock issuable upon an optional conversion of the shares of Series A Preferred Stock without giving effect to any limitations on conversion and treating the trading day immediately preceding the redemption date as the conversion date and (ii) the highest closing price of a share of common stock during the period beginning on the date of first occurrence of the redemption event and ending one trading day prior to the redemption date.

If the Company fails to pay the redemption amount for a share of Series A within five business days after receiving a redemption notice, then the holder of the share will be entitled to interest on the redemption amount at a rate equal to the lower of 24% per annum and the highest legal rate until the Company pays the redemption amount. If the Company is unable to redeem all shares of Series A Preferred Stock that are covered by redemption notices, then the Company must redeem shares to the extent it is able from each redeeming holder on a pro rata basis.

Conversion Price Adjustments

The conversion price of the Series A Preferred Stock is subject to customary anti-dilution adjustments and also is subject to downward weighted-average anti-dilution adjustments if the Company issues shares of common stock or securities convertible into or exercisable for shares of common stock, other than certain excluded securities, at per share prices less than the then effective conversion price.

Stockholder Approval

The Company was required to file a preliminary proxy statement seeking stockholder approval to authorize the issuance of common shares upon conversion of the Series A Preferred Stock and upon exercise of the A-1 and A-2 Warrants in excess of 19.99% (the “Cap Amount”) of the common shares outstanding on the closing date. On December 5, 2003, the Company filed the proxy statement, and on December 23, 2003, the Company obtained approval from the shareholders.

Board Representation and Voting Rights

The holders of the Series A Preferred Stock had the right to appoint two independent members to the Company’s Board of Directors. When the Company satisfied its registration requirements discussed above, the number of independent members that can be appointed by the holders of the Series A Preferred Stock was reduced to one. Additionally, the Company agreed that its Board of Directors would appoint a chief operating officer no later than 120 days after closing. Mr. Shah was appointed as Chief Operating Officer.

On any matters as to which Delaware law requires the vote of the holders of Series A Preferred Stock, voting together as one class with the holders of common stock, each share of Series A Preferred Stock will have a number of votes equal to the number of shares of common stock into which it is then convertible, subject to 4.999% ownership limitations described below and except that the number of votes to which a share of Series A Preferred Stock is entitled will be determined without taking into account any conversion price adjustments that may have occurred. Subject to the voting requirements described below, and except as otherwise may be required under Delaware law, on the matters described in the preceding sentence, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock will constitute approval of the holders of Series A Preferred Stock.

The approval of holders of at least 75% of the then-outstanding shares of Series A Preferred Stock is required in order for the Company to enter into an agreement, commitment or understanding regarding altering the terms or rights of the Series A Preferred Stock or issuing additional shares of Series A Preferred Stock or any securities ranking senior to the Series A Preferred Stock as to distribution of assets upon liquidation. The approval of holders of a majority of the then-outstanding shares of Series A Preferred Stock is required in order for the Company to enter into an agreement, commitment or understanding in which the Company would repurchase or pay dividends or distribution on securities ranking junior to the Series A Preferred Stock as to distribution of assets upon liquidation, other than pursuant to an equity compensation plan approved by the board of directors, or create or allow to exist most liens or security interests on the Company’s assets.

Limitations on Certain Conversions, Redemptions and Transfers

The number of shares issuable in connection with optional conversions, mandatory conversions and redemptions may not exceed the Cap Amount or any other cap amount prescribed by any market upon which the Company’s common stock is listed or traded. The cap amount shall be allocated pro rata to the holders of Series A Preferred Stock and other securities issued pursuant to the securities purchase agreement or related agreements. As discussed above, the Cap Amount as defined above is no longer applicable.

In addition, no holder of Series A Preferred Stock may receive in connection with optional conversions, mandatory conversions or redemptions a number of shares of common stock that would result in the holder and its affiliates together beneficially owning more than 4.99% of the then-outstanding shares of the Company’s common stock. This limitation may only be altered or removed with the vote or written approval of a majority of the outstanding shares of the Company’s common stock and the written approval of holders of at least 50% of the outstanding shares of Series A Preferred Stock.

Exchange of Previously Issued Notes

On April 16, 2002, the Company issued $5,796 of 10% Convertible Notes (note 9) to investors in exchange for cash and previously issued notes. In addition to the $1,500 raised in the September 2003 Bridge Loan, in a series of transactions beginning in November 2002 through April 2003, the Company issued other bridge notes totaling $1,640. The principal amount outstanding under the 10% Convertible Notes, the September 2003 Bridge Loan and the series of other bridge loans totaled $8,936 (“Total Notes”) immediately prior to the closing of the Series A Preferred Stock financing. As part of the Series A Preferred Stock financing, the Company issued 982 shares of Series A Preferred Stock and related Series A-1 and A-2 Warrants in exchange for cancellation of $6,876 of the principal amount of the Total Notes (“Exchanged Notes”), leaving outstanding a $1,986 principal balance of 10% Convertible Notes. In addition, the Company cancelled 10% Convertible Notes in the principal amount of $1,500 held by Richard P. Kiphart, Crestview Capital Fund, L.P., Crestview Capital Fund II, L.P., and Crestview Offshore Fund, Inc. in exchange for the issuance of notes with identical terms except that automatically converted into 2,153,589 shares of common stock at a conversion price of $.70 per common share after being approved at the 2003 Annual Meeting of Shareholders held on December 19, 2003. The replacement notes were accompanied by warrants to purchase up to 1,071,429 shares of common stock, which warrants were identical to the A-1 Warrants except that their exercise price is $1.00 per common share.

Placement Agent Agreement and Warrants

On August 26, 2003, the Company executed an engagement letter with Burnham Hill Partners (“BHP”) to act as the Company’s exclusive placement agent for the Series A Preferred Stock financing. As compensation related to the Series A Preferred Stock financing, the Company agreed to pay BHP a cash fee equal to 3.5% of the gross proceeds received by the Company in connection with the cash exercise of the 1,500,000 Registered Warrants (note 9). The Company also agreed to pay approximately 7.6% of the gross cash proceeds of new capital in connection with the Series A Preferred Stock financing. The Company also agreed to pay BHP 4% of the gross proceeds received by the Company in connection with the future exercise of the A-1 Warrants and A-2 Warrants.

The Company also agreed to issue warrants to BHP in an amount equal to 7% of the common shares underlying the aggregate number of Series A Preferred Stock shares issued for new capital (“Placement Warrants”) which resulted in the issuing 1,102,389 warrants. The Company also agreed to issue warrants in an amount equal to 2.5% of the amount of Series A Preferred Stock shares issued in exchange for the cancellation of notes (“Exchange Warrants”), which resulted in issuing 192,004 warrants. The Placement Warrants are exercisable at the conversion price of the Series A Preferred Stock, expire five years from the issuance date, have standard piggyback registration rights, have a cashless exercise provision and have the right to have the underlying shares of common stock registered for re-sale in connection with the Series A Preferred Stock financing. The Exchange Warrants have the same terms as the Placement Warrants, but the exercise price is agreed to be $.01 per share. As part of the engagement letter with BHP, the Company agreed to execute a separate letter indemnifying BHP and its related parties for services provided under the engagement letter. The term of the engagement letter with BHP is twelve months.

Cashless Exercise of Warrants

In November 2003, the bridge notes held by the Company’s co-chairmen, Kris Shah and Marvin Winkler, totaling $40,000 were repaid using proceeds from the Series A Preferred Stock financing. On October 21, 2003, warrants to purchase up to 40,000 shares of the Company’s common stock, which warrants had been issued in accompaniment with the bridge notes and had an exercise price to be determined, had their exercise price set on terms identical to those established for other, unaffiliated warrant holders. As a result, the warrants’ exercise price was set at $.50 in consideration for a waiver of certain penalties and the immediate exercise of the warrants on a cashless basis. Messrs. Shah and Winkler received an aggregate of 9,474 shares of common stock pursuant to the cashless exercise.

(16) Shareholders’ Equity – Options and Warrants

Under the Company’s 1998 and 1999 Stock Option Plans (“the Plans”), which were established in April 1998 and February 1999, respectively, options granted were either qualified or nonqualified options. Qualified options must have an exercise price of not less than 100% of the fair market value of a share of common stock on the date of grant, except that qualified options granted to an optionee who owns more than 10% of the total voting securities of the Company on the date of grant must have an exercise price of not less than 110% of the fair market value of a share of common stock on the date of grant. Nonqualified options must have an exercise price of not less than 85% of the fair market value of a share of common stock on the date of grant. The total number of shares of common stock that were available for grant under each of the Plans was 1,500,000 shares. All stock options granted under the Plans had ten-year terms. Unless otherwise provided by the board of directors or the committee of the board that administers the Plans, each option granted under the 1998 Plan vested on December 31, 1998 as to 10-15%, plus an additional 2.5% for each year of service with the Company, and vested as to 20% each December 31 thereafter until fully vested. Prior to 2002, unless otherwise provided by the board of directors or the committee of the board that administers the Plans, each option granted under the 1999 Plan vested 20% on each anniversary of the date of grant.

There were no options granted under the 1998 Stock Option Plan since 1998. The Company does not intend to grant options in the future under the 1998 Stock Option Plan.

On August 23, 2001, the Company’s stockholders approved the amendment and restatement of the 1999 Stock Option Plan. The Amended and Restated 1999 Stock Option Plan (“Restated Plan”) increased the number of shares of common stock available for grant under that plan from 1,500,000 to 4,000,000. Starting in 2002, unless otherwise provided by the board of directors or the committee of the board that administers the Plans, new options issued by the Company under the Restated Plan to employees generally vest and become exercisable 25% upon the first anniversary the grant issuance, and thereafter vest as to 1/48 of the total number of shares underlying the option each month until vested and exercisable in full. The option exercise price requirements for the Restated Plan are the same as those for the Plans. In the discretion of the board of directors or the committee that administers the Restated Plan, payment of the purchase price for the shares of common stock acquired through the exercise of an option may be made in cash, shares of the Company’s common stock or a combination of cash and shares of its common stock. Options may be exercised during a period of time fixed by the board of directors or the committee that administers the Restated Plan, except that no option may be exercised more than ten years after the date of grant and, in the case of a qualified stock option granted to an optionee who owns more than 10% of the total voting securities of the Company on the date of grant, the option exercise period may not exceed five years.

Options to purchase approximately 920,926 shares of common stock under the Restated Plan were made to all Company employees in August 2002. Subject to continued service and other provisions of the grants, each option is scheduled to vest and become exercisable 20% upon issuance on August 1, 2002 and 1/48 of the total shares underlying the option each month thereafter until vested and exercisable in full. The August 2002 employee options expire on July 31, 2012.

On December 23, 2003, the Company’s stockholders approved an amendment and restatement of the Amended and Restated 1999 Stock Option Plan (“Second Amended 1999 Plan”), which increased the number of shares of common stock available for grant under that plan from 4,000,000 to 10,000,000. Starting in 2003, unless otherwise provided by the board of directors or the committee of the board that administers the Plans, new options issued by the Company under the Second Amended 1999 Plan to employees generally vest and become exercisable 25% upon the first anniversary the grant issuance, and thereafter vest as to 1/48 of the total number of shares underlying the option each month until vested and exercisable in full. The option exercise price requirements for the Second Amended 1999 Plan are the same as those for the Restated Plan and the Plans. In the discretion of the board of directors or the committee that administers the Second Amended 1999 Plan, payment of the purchase price for the shares of common stock acquired through the exercise of an option may be made in cash, shares of the Company’s common stock or a combination of cash and shares of its common stock. Options may be exercised during a period of time fixed by the board of directors or the committee that administers the Second Amended 1999 Plan, except that no option may be exercised more than ten years after the date of grant and, in the case of a qualified stock option granted to an optionee who owns more than 10% of the total voting securities of the Company on the date of grant, the option exercise period may not exceed five years.

Options to purchase approximately 3,075,000 shares of common stock under the Second Amended 1999 Plan were made to all Company employees during 2003. Subject to continued service and other provisions of the grants, each option is scheduled to vest and become exercisable 20% upon issuance on the grant date and 1/48 of the total shares underlying the option each month thereafter until vested and exercisable in full. The employee options expire on the tenth anniversary date of grant in 2013.

BIZ Interactive Zone, Inc. 2000 Stock Option Plan

The BIZ Plan was assumed as part of the BIZ acquisition. The BIZ Plan is closed and there were no additional options granted during 2002 and 2003. As of December 31, 2002 and 2003, there were options outstanding to purchase approximately 377,718 and 358,714 shares, respectively. Under the BIZ Plan, and subject to continued service and other provisions of the employee options, each option vests and becomes exercisable as to 25% of the underlying shares of common stock upon the first anniversary the date of issuance, and vests as to 1/48 of the underlying shares of common stock each month thereafter until vested and exercisable in full. The options generally are exercisable for ten years from their dates of grant.

2001 Employee Stock Purchase Plan (“ESPP”)

During 2001, the Company established the ESPP, which was approved by the Company’s shareholders on August 23, 2001. A total of 1,000,000 shares of common stock were authorized for issuance under the ESPP. If a right expires or becomes unexercisable without having been exercised in full, the shares of common stock that were subject to that right will again become available for grant under the ESPP. The number of shares issuable under the ESPP, and the purchase price per share, is subject to proportional adjustments to reflect stock splits, stock dividends, mergers, consolidations and similar events. There were 23,916 and 54,208 shares issued under the ESPP during the years ended December 31, 2002 and 2003, respectively.

Deferred Compensation

The deferred compensation consists of amounts related to stock options and warrants assumed as part of the BIZ acquisition, as well as non-employee stock option grants and issuances of stock.

Equity instruments issued to non-employees are measured using the fair value of the equity instrument based on using the stock price and other measurement assumptions as of the earlier of the date at which a performance commitment to earn the equity instruments is reached or the date on which the performance is complete.

During 2002 and 2003, the Company granted 47,250 and 40,000 stock options to non-employees, respectively. The vesting terms of the options ranged from immediate to four years and from immediate to five years from the date of grant for options issued in 2002 and 2003, respectively. In connection with the granting of these options the Company recorded deferred compensation of $0 and $96 and recognized compensation expense of $2 and $0 related to options granted in the prior year for the years ended December 31, 2002 and 2003, respectively. The terms of these options range from two to four years.

Additionally, in conjunction with the BIZ acquisition, the Company assumed 837,396 options under the BIZ stock option plan of which 377,718 and 358,714 options remained outstanding as of December 31, 2002 and 2003. Selected employee stock options were granted to employees with exercise prices at less than the fair value of the underlying common stock at the date of grant. Accordingly, compensation expense will be recognized and recorded over the vesting period. The options generally vest 25% upon the completion of one year of service and the remaining 75% in equal monthly installments over the next three years from the date of grant.

Using the Black Scholes valuation model, the Company recorded deferred compensation related to the BIZ options of $36 and $0 at December 31, 2002 and 2003, respectively. The Company recorded compensation expense of $264 and $150 and reversal of deferred compensation related to terminated employees of $484 and $95 for the years ended December 31, 2002 and 2003, respectively.

Warrants

In conjunction with the issuance of the 10% Convertible Notes in April 2002 (note 9), the Company issued detachable warrants to purchase 3,477,666 shares at $1.30 per share. The exercise price of and number of shares underlying the warrants are subject to adjustment under certain conditions. The warrants are exercisable at any time prior to the third anniversary of their issuance, in whole or in part, and contain a cashless exercise provision. In addition, the Company reduced the per share exercise price of warrants issued in the April 2002 financing to purchase up to 1,977,666 shares of common stock from $1.30 to $1.25, which is the initial exercise price of A-1 warrants that were issued in the Series A Preferred Stock financing (note 15). The warrants were valued at approximately $2,644 using a Black Scholes valuation model. The amounts have been recorded as discounts from the face value of the debt with an equal increase to additional paid-in capital. Based on EITF No. 00-27, the governing accounting pronouncement, the discounts are being amortized over the period from the date of issuance to the maturity date of the notes. Accretion of the discounts totaled $1,392 for 2003. On November 19, 2003, with the exception of $1,986 in principal, the 10% Convertible Notes were exchanged in a private placement for Series A Preferred Stock (note 15). As such, the Company recorded a $2,226 non-cash interest charge related to the unamortized balance of warrant values and beneficial conversion feature of 10% Convertible Notes that were exchanged for Series A Preferred Stock (note 15). The Company will continue to amortize a non-cash interest charge related to the unamortized warrant values and beneficial conversion feature balances of $1,071 relative to the remaining 10% Convertible Notes that were not converted to Series A Preferred Stock.

The Company also issued a placement warrant in conjunction with the 10% Convertible Notes issued in April 2002 (note 9). The warrant provides for the purchase of 110,000 shares at $1.00 per share. The exercise price of and number of shares underlying the warrants are subject to adjustment under certain conditions. The warrant is exercisable at any time prior to the third anniversary of its issuance, in whole or in part, and contains a cashless exercise provision. The warrant was valued at approximately $182 using a Black Scholes valuation model. The amount has been recorded as debt issuance cost carried under other long term assets with an equal increase in additional paid-in capital. These costs are being amortized over the term of the 10% Convertible Notes. Amortization expense of these costs totaled $142 and $40 for the years ended December 31, 2002 and 2003. The Company will continue to amortize a non-cash charge related to the unamortized balances of these costs, which had a balance of $285 as of December 31, 2003.

In conjunction with the issuance of the Secured Convertible Notes in November 2002 (note 9), the Company issued to the note holders warrants to purchase up to 500,000 shares of common stock at $1.30 per share. The exercise price of and number of shares underlying the warrants are subject to adjustment under certain conditions. In conjunction with the September Bridge notes, these warrants were re-priced to $.50 per share and exercised on a cashless basis during 2003. The warrants were valued at approximately $154 using a Black Scholes valuation model. The amounts have been recorded as discounts from the face value of the debt with an equal increase to additional paid-in capital. The discounts are being amortized over the period from the date of issuance to the maturity date of the notes. Amortization expense of the discounts totaled $154 for year ended December 31, 2003, respectively. On November 19, 2003, the Secured Convertible Notes were exchanged in a private placement for Series A Preferred Stock (note 15). The $154 warrant value was fully amortized over the period from date of issuance to maturity date, which was prior to November 19, 2003, as such, there was no remaining unamortized warrant value, which would have been recorded as an additional non-cash interest due to the conversion on November 19, 2003.

In conjunction with the issuance of the Series A Preferred Stock (note 15), the Company issued to A-1 Warrants, A-2 Warrants, Placement Agent Warrants, Exchange Warrants and Bridge Warrants to purchase up to an aggregate of 13,615,822 shares of common stock at $.01 to $1.50 per share. All of the warrants issued in conjunction with the Series A Preferred Stock issuance were valued at approximately $5,101 using a Black Scholes valuation model, which has been recorded a additional paid in capital on the Company’s balance sheet (note 15).

A summary of the status of the Company’s warrants as of December 31, 2002 and 2003 and changes during the years ended on those dates is presented below (shares in thousands):

	2002		2003
Warrants	Number of Underlying Shares	Weighted- Average Exercise Price	Number of Underlying Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	394	$14.58	4,081	$2.29
Granted	3,687	$1.30	17,590	$1.11
Cancelled	—	$—	(3,349)	$.97
Exercised	—	$—	(2,075)	$.50

Outstanding at end of year	4,081	$2.29	16,247	$1.66

Warrants exercisable at year-end	4,081		16,247
Weighted-average fair value of warrants granted during the year	$.98		$.60

The following table summarizes information about warrants outstanding at December 31, 2003 (shares in thousands):

	Warrants Outstanding			Warrants Exercisable
Range of Exercise Average Prices	Number Outstanding at 12/31/03	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable at 12/31/03	Weighted- Exercise Price
$.01 - $ .01	192	4.89	$.01	192	$.01
$.70 - $ .70	1,102	4.88	$.70	1,102	$.70
$1.00 - $ 1.00	1,181	4.55	$1.00	1,181	$1.00
$1.25 - $ 1.30	8,003	3.89	$1.26	8,003	$1.26
$1.50 - $ 1.50	5,375	4.92	$1.50	5,375	$1.50
$2.11 - $ 2.11	24	1.58	$2.11	24	$2.11
$18.15	370.44		$18.15	370	$18.15

Outstanding at end of year	16,247	4.28	$1.66	16,247	$1.66

Options

A summary of the status of the Company’s stock option plans as of December 31, 2002 and 2003 and changes during the years ending on those dates is presented below (shares in thousands):

	2002		2003
Options	Number of Underlying Shares	Weighted- Average Exercise Price	Number of Underlying Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	1,614	$3.26	2,039	$3.26
Granted	1,151	$1.44	3,075	$.79
Cancelled	(687)	$2.80	(853)	$2.16
Expired	—	—	(6)	$4.05
Exercised	(39)	$1.63	(6)	$.58

Outstanding at end of year	2,039	$2.40	4,249	$1.29

Options exercisable at year-end		920		1,728
Weighted-average fair value of option granted during the year		$1.20		$.71

As of December 31, 2003, there were 6,126,293 shares available for grant.

The following table summarizes information about stock options outstanding at December 31, 2003 (shares in thousands):

	Options Outstanding				Options Exercisable
Range of Exercise Average Prices	Number Outstanding at 12/31/03	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price		Number Exercisable at 12/31/03	Weighted- Exercise Price
$.60 - $.70	421	8.66	$	`0.61	127	$0.63
$.80 - $.81	2,314	9.59		$0.81	654	$0.81
$1.04 - $1.30	887	8.83		$1.27	420	$1.29
$2.11 - $2.50	395	6.83		$2.14	368	$2.12
$2.61 - $3.56	78	6.26		$2.99	56	$2.95
$4.13 - $6.14	4	7.09		$4.64	2	$4.58
$6.19 - $6.88	108	6.43		$6.82	67	$6.80
$8.75 - $9.75	42	5.64		$9.17	34	$9.17

	4,249	8.91		$1.29	1,728	$1.66

The weighted average remaining contractual life of stock options outstanding at December 31, 2003 and 2002 was 8.9 years and 11.4 years, respectively.

(17) Employee Retirement Savings Plan

Effective January 1, 1998, the Company established a retirement plan that is intended to qualify under Section 401(k) of the Internal Revenue Code. Under the plan, eligible employees are able to contribute up to 20% of their compensation not to exceed the maximum IRS deferral amount. The Company may also match employee contributions at its discretion. During 2002 and 2003, the Company made contributions of $90 and $0 to this plan, respectively.

(18) Income Taxes

The provision for income taxes from continuing operations is comprised of the following for the respective years ended:

	December 31
	2002	2003
Current:
Federal	$—	$—
State	53	2
Foreign	—	—

Total	$53	$2

Deferred tax assets and liabilities result from differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The significant components of deferred income taxes are as follows:

	December 31
	2002	2003
Deferred tax assets:
Net operating loss carry forward	$11,851	$14,110
Credit carry forward	237	237
Start-up cost	6,444	6,444

Total deferred tax assets	18,532	20,791
Less valuation allowance	(18,532)	(20,791)

Net deferred tax assets	$—	$—

The Company has recorded a valuation allowance in the amount set forth above for certain deductible temporary differences, net operating loss carry forwards and credit carry forwards where it is more likely than not that the Company will not receive future tax benefits. The net change in the valuation allowance for 2002 and 2003 was $2,765 and $2,259, respectively.

Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 2003 will be allocated as follows:

Income tax benefit that would be reported in the consolidated statements of operations	$14,262
Goodwill	6,529

Total	$20,791

As of December 31, 2002, the Company had federal and state net operating losses (“NOL”) carry forwards of approximately $38,371 and $17,734, respectively. These NOL carry forwards will expire through year 2021 for the federal NOL and 2006 for the state NOL. Additionally, the Company has federal and state research and experimentation (“R&E”) credit carry forwards of approximately $237. These R&E Credit carry forwards expire through 2021 for the federal R&E Credit and indefinitely for the state R&E Credit. Certain of these NOL carryforwards may be limited in accordance with Internal Revenue Code 382.

Income tax expense differs from the amount computed by applying the federal corporate income tax rate of 34% to income (loss) before income taxes as follows:

	Year Ended December 31
	2002	2003
Statutory tax rate	(34)%	(34)%
Goodwill amortization and impairment of goodwill and other Intangibles	—	—
In-process research and development	—	—
Change in valuation allowance	34%	34%
State income taxes, net	—	—

Research and experimentation credit	—	—

Other	—	—

Effective tax rate	—%	—%

(19) Contingent Liabilities

Because the Company provides engineering and other services to various government agencies, it is subject to retrospective audits, which may result in adjustments to amounts recognized as revenues, and the Company may be subject to investigation by governmental entities. Failure to comply with the terms of any governmental contracts could result in civil and criminal fines and penalties, as well as suspension from future government contracts. The Company is not aware of any adjustments, fines or penalties that could have a material adverse effect on its financial position or results of operations.

The Company has cost reimbursable type contracts with the federal government. Consequently, the Company is reimbursed based upon the direct expenses attributable to the contract, plus a percentage based upon overhead, material handling, and general administrative expenses. The overhead, material handling, and general administrative rates are estimates. Accordingly, if the actual rates as determined by the Defense Contract Audit Agency are below the Company’s estimates, a refund for the difference would be due to the federal government. It is management’s opinion that no material liability will result from any contract audits.

The Company is involved, from time to time, in various litigation matters that arise in the ordinary course of business. Except as specifically disclosed, the Company is unable to estimate a potential loss or potential range of loss associated with any of the pending claims described herein.

On January 16, 1998, G2 Resources Inc. (“G2”) filed a complaint against Pulsar in the Fifteenth Judicial Circuit in Palm Beach County, Florida. G2 claimed that Pulsar breached a contract under which G2 agreed to provide services related to the monitoring of government contracts available for bid and the preparation and submission of bids on behalf of Pulsar. The contract provided that Pulsar pay G2 $500 in 30 monthly installments of $16 and an additional fee of 2% of the gross dollar amount generated by awards. In its complaint, G2 alleged that Pulsar failed to make payments under the contract, and G2 claimed damages in excess of $525 plus interest, costs and attorneys’ fees. In the course of discovery, G2 asserted that its losses/costs arising out of its claim amounted to approximately $10,300. Pulsar asserted that G2 failed to perform the services required under the contract and Pulsar filed a claim for compensatory damages, interest and attorneys’ fees against G2. Classical Financial Services, LLC (“Classical”) intervened in the case. Classical claimed that G2 assigned its accounts receivable to Classical under a financing program and that Pulsar breached its obligations to Classical by failing to make payments under the contract with G2. Pulsar asserted defenses to Classical’s claim. On April 20, 2001, a court hearing was held and G2’s complaint against Pulsar was dismissed without prejudice on the basis of no prosecution activity for more than 12 months. On May 22, 2001, G2 filed a new complaint against Pulsar. In August 2002, the case was moved from Division AF to Division AH of the Fifteenth Judicial Circuit in Palm Beach County Court, Civil Division. In April 2003, the court stayed all matters in the case pending the outcome of litigation between G2 and Classical. The Company believes that the claims made by G2 and Classical against Pulsar are without merit and intends to vigorously defend against these claims.

In restructuring existing facility lease agreements (note 9) and to resolve litigation brought by Research Venture, LLC (“Research Venture”), the Company agreed to pay $500 in installments without interest. The first payment of $75 was made as scheduled in December 2002, with additional payments scheduled of $100 due in March 2003, $150 due in June 2003 and a final payment of $175 due in September 2003. The Company did not timely make the full $150 payment that was due in March 2003. The Company subsequently tendered the balance of the March payment due, but did not pay the full $150 due in June 2003. While the Company subsequently tendered the balance of the payment due, Research Venture claimed a default under the facilities settlement agreement. On August 11, 2003, Research Venture obtained a judgment against the Company per prior stipulation in the amount of $2,700. As such, the Company recorded a $1,300 accrued liability as of June 30, 2003, which consisted of the original judgment amount of $3,100 less $456 of cash previously paid and $1,400 of shares previously issued.

On August 29, 2003, the Company entered into an agreement of settlement on stipulated judgment with Research Venture. Under that settlement agreement, Research Venture retained the 959,323 shares of common stock initially issued in connection with the restructuring arrangement and 96,919 shares of common stock issued upon conversion of the note, and the Company agreed to register those shares for resale by Research Venture. The Company completed the appropriate registration of those shares on September 18, 2003. Under the settlement, Research Venture canceled and surrendered the note that had been issued as prepaid rent, and cancelled the $300 balance remaining of $500 installments, the Company paid to Research Venture $865 in cash and issued to Research Venture 414,450 shares of common stock, and the building lease agreement was terminated. The 414,450 shares were recorded at the amount of $373 and must be registered for resale by Research Venture under a separate registration statement on or prior to November 30, 2003, or be subject to re-purchase by the Company for up to $373 as described below. The settlement agreement contained mutual general release language, and the August 11, 2003 stipulated judgment was vacated. As a result of the above settlement, the Company adjusted the estimated accrued liability by $209 in the quarter ended September 30, 2003.

The Company and Research Venture also entered into an amended stipulation for entry of judgment on August 29, 2003. Under the amended stipulation, because the Company did not timely obtain effectiveness of the registration statement covering the additional 414,450 shares of common stock issued as of August 29, 2003, Research Venture may be entitled to obtain entry against the Company of a stipulated judgment in the amount of $373 less the product of $.90 multiplied by the number of the additional 414,450 shares of common stock that Research Venture sells prior to entry of the stipulated judgment (note 9). If the stipulated judgment is entered, any unsold shares will be returned to the Company for cancellation upon payment as described in this paragraph. As of January 21, 2004, the Company had filed the required registration statement (note 15).

At the end of June 2003, the Venetian sent a demand letter to the Company’s subsidiary demanding funding, or alternatively taking action to terminate the operating agreement for failure of the Company’s subsidiary to meet its funding commitment (note 4). The Venetian threatened to take action against the Company’s subsidiary in the matter, but this obligation, if any, is contractually limited to the Company’s subsidiary. Other than the subsidiary’s investment in VI, it has no other assets.

In December 2003, Shane Brophy, an ex-employee, filed a lawsuit alleging causes of action for breach of employment contract, unpaid wages and wrongful termination in violation of public policy arising from our termination of his employment in July 2003. The Company has responded to the complaint, but no discovery has been conducted. Therefore, the Company cannot quantify the outcome or exposure. However, the Company strongly denies the claims and believes the complaint is without merit. The Company will assert claims for damages against Mr. Brophy, and parties affiliated with him. Legal counsel for both parties has agreed to dismiss the complaint against the Company and have this matter settled through binding arbitration. There has been no dismissal or arbitration hearing set as of the date of this report.

As of December 31, 2003, accounts payable totaled $1,057. Of that amount, $243 was aged at least 90 days. Unless payment is made or satisfactory payment plans agreed to, it is likely that the vendors will eventually initiate legal actions to collect the amounts owed to them. Currently, the Company intends to satisfy its vendor obligations through a combination of payment negotiations, which include extending the terms over time.

(20) Subsequent Events

On January 21, 2004, the Company filed with the SEC a registration statement covering the resale of the shares of common stock underlying the Series A Preferred Stock, Warrants (note 15) and other securities. The Company received notice from the SEC that the Effective Date of the Registration Statement is January 23, 2004.

During the period from January 1, 2004 through the date of this report, the Company have received notices from holders of Series A Preferred Stock indicating their conversion of 656 shares of Series A Preferred Stock into 6,560,000 shares of common stock.

During January 2004, certain holders of secured convertible promissory notes with principal balances of $626 exercised their right to convert their notes at the exercise price of $1.00 into shares of common stock, thereby reducing the Company’s long term debt and increasing by 626,444 the Company’s common shares issued and outstanding. The Company will record an additional loss on conversion of debt in the first quarter of 2004 of approximately $90 for the related unamortized balance of debt issuance costs.

On February 6, 2004, the Company received notice from the Environmental Protection Agency (“EPA”) regarding the Omega Chemical Superfund Site. The notice states that the Company is a potentially responsible party (“PRP”) that contributed to the waste at the Omega Site. The notice also states that the amount of waste contributed to the Omega Site was a comparatively small quantity or de minimis quantity. As such, the notice is intended to offer the Company the opportunity to resolve its liability for waste disposed at the Omega Site. The notice also states that if the Company accepts the settlement offer, the Company can be released from further liability from the United States regarding the Omega Site as well as gaining contribution protection against lawsuits by other PRPs, who potentially have claims against the Company. The settlement offer amount is $108,000 and the Company must accept and notify the EPA of such acceptance by May 7, 2004. The Company has been advised by its legal counsel and believes that if it accepts the settlement offer, there would be no further liability regarding this claim from the EPA or other PRP’s. As such, the Company plans to accept the settlement offer of $108 and has recorded the liability as a one time non-recurring charge as other expense on the statement of operations for 2003.

Related the Omega Site, the Company entered into a Tolling and Waiver Agreement, dated January 1, 2004, and fully executed on February 25, 2004 (the “Tolling Agreement”) with the Omega PRP Organized Group. The Tolling Agreement states that the Omega Group has expended funds in response to the Omega Site and is committed to and will expend funds in the future in connection with the Omega Site. The Tolling Agreement states that the Omega Group has a claim against the Company for recoupment of costs previously spent and those that will be expended in the future on the Omega Site. As such, the Tolling Agreement states that any unexpired statute of limitations shall be tolled in connection with any claims that the Omega Group and the Company have against each other in connection with the Omega Site.

Following the termination of the Operating Agreement of VI (note 4), on February 23, 2004, the Company transferred 40% of any and all ownership rights and privileges that it may have in VI to Bear Trax, LLC, a Utah limited liability company, pursuant to the terms of the mutual settlement agreement relating to the Company’s repurchase of an interest in SSP Gaming (note 9).

Proposed Merger with SAFLINK Corporation

In March 2004, the Company entered into an Agreement and Plan of Merger and Reorganization with SAFLINK Corporation, an unaffiliated Delaware corporation (“SAFLINK”) that offers biometric software solutions that protect intellectual property, secure information assets and eliminate passwords. SAFLINK’s biometric software provides Identity Assurance Management™, allowing administrators to verify the identity of users and control their access to computer networks, physical facilities, applications, manufacturing process control systems, and time and attendance systems.

The merger agreement with SAFLINK contemplates that the Company will merge with a newly-formed wholly-owned subsidiary of SAFLINK and become a wholly-owned subsidiary of SAFLINK, with each share of the Company’s common stock being exchanged for 0.6 shares of SAFLINK common stock. The consummation of the merger is subject to the adoption by the Company’s stockholders of the merger agreement, the approval by SAFLINK stockholders of the issuance of shares of SAFLINK common stock in the merger, and other customary closing conditions.